UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐       Preliminary Proxy Statement

☐       Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒       Definitive Proxy Statement

☐       Definitive Additional Materials

☐       Soliciting Material Pursuant to §240.14a-12

Yext, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒       No fee required.

☐       Fee paid previously with preliminary materials

☐       Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 28, 2023

Fellow Stockholders:

We are pleased to invite you to attend the 2023 Annual Meeting of Stockholders of Yext, Inc. (the “Annual Meeting”) to be held in a virtual meeting format only, via the Internet, on June 13, 2023 at 8:30 a.m. Eastern Time. The Annual Meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting. Stockholders will be able to participate in the virtual meeting at www.virtualshareholdermeeting.com/YEXT2023. Details regarding attending the Annual Meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting of Stockholders and proxy statement.

At this year’s meeting, we will vote on the election of Andrew Sheehan, Jesse Lipson and Tamar Yehoshua as Class III directors and the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. We will also conduct a non-binding advisory vote to approve the compensation of our named executive officers. Finally, we will transact such other business as may properly come before the meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the Internet or by telephone or, if you requested printed copies of the proxy materials, by mailing a proxy or voting instruction card. Voting over the Internet, by telephone or by written proxy will ensure your representation at the Annual Meeting regardless of whether you attend the meeting. Please review the instructions on the proxy or voting instruction card regarding each of these voting options.

We are pleased to furnish proxy materials to stockholders primarily over the Internet. This process expedites stockholders’ receipt of proxy materials, while lowering the costs of our Annual Meeting and conserving natural resources. On or around April 28, 2023, we will mail our stockholders a notice containing instructions on how to access our proxy materials including our Annual Report for the fiscal year ended January 31, 2023 (the “Annual Report”). The notice also provides instructions on how to vote online, by phone or by mail, and includes instructions on how you can receive a paper copy of proxy materials by mail.

Thank you for your ongoing support of and continued interest in Yext.

Sincerely,

Michael Walrath
Chief Executive Officer and Chairman

YEXT, INC.
61 Ninth Avenue
New York, New York 10011

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 13, 2023

Time and Date	8:30 a.m. Eastern Time on June 13, 2023

Place	Our Annual Meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting. Stockholders will be able to participate in the virtual meeting at www.virtualshareholdermeeting.com/YEXT2023.

Items of Business

1.       To elect Andrew Sheehan, Jesse Lipson and Tamar Yehoshua as Class III directors to hold office until our Annual Meeting of Stockholders in 2026 and until his or her successor has been elected or appointed;

2.       To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2024;

3.       To approve, on an advisory basis, the compensation of our named executive officers; and

4.       To transact any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Adjournments and Postponements	Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date	You are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement that may take place only if you were a stockholder as of the close of business on April 17, 2023.

Proxy Materials	We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish the proxy statement for our Annual Meeting and our annual report for the fiscal year ended January 31, 2023 (together, the “proxy materials”) to stockholders on the Internet. On or around April 28, 2023, we will mail stockholders entitled to vote at the Annual Meeting a notice containing instructions on how to access these proxy materials. The proxy materials may also be accessed directly via the Internet at www.proxyvote.com using the control number located on your notice or proxy card.

Voting	Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. You may vote over the Internet or by telephone. In addition, if you requested printed copies of the proxy materials, you may submit your proxy or voting instruction card for the Annual Meeting by completing, signing, dating and returning your proxy or voting instruction card in the pre-addressed envelope provided. For specific instructions on how to vote your shares, please refer to the section titled “Questions and Answers” beginning on page 1 of this proxy statement and the instructions on the proxy or voting instruction card. You can revoke a proxy prior to its exercise at the Annual Meeting by following the instructions in the accompanying proxy statement.

By order of the Board of Directors,

Ho Shin

General Counsel & Corporate Secretary

i

Audit Committee Report	48
Item 3 — Advisory Vote to Approve the Compensation of our Named Executive Officers	49
Required Vote	50
Recommendation of our Board	50
Transaction of Other Business	51
Requirements, Including Deadlines, for Submission of Proxy Proposals, Nomination of Directors and Other Business of Stockholders	51
Appendix A	52

ii

YEXT, INC.
61 Ninth Avenue
NEW YORK, NEW YORK 10011

PROXY STATEMENT QUESTIONS AND ANSWERS

The information provided in the “Questions and Answers” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read the entire proxy statement carefully.

Why am I receiving these proxy materials?

You are receiving these proxy materials from us because you were a stockholder of record at the close of business on April 17, 2023 (the “Record Date”). The Board of Directors of Yext, Inc., a Delaware corporation (“Yext,” the “Company,” “we,” “us,” or “our”), has made these proxy materials available to you on the Internet or, upon your request, by delivering printed versions of these materials to you by mail, in connection with our solicitation of proxies for use at our 2023 Annual Meeting of Stockholders (the “Annual Meeting”) which will take place on June 13, 2023 at 8:30 a.m. Eastern Time.

How do I attend and vote at the Annual Meeting?

We have determined that the Annual Meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting. Stockholders will be able to attend the virtual meeting, vote and submit questions electronically during the meeting by visiting the virtual meeting platform at www.virtualshareholdermeeting.com/YEXT2023. Stockholders will need the 16-digit control number included in Notice of Internet Availability of Proxy Materials (the “Notice”), on the proxy card, or in the instructions that accompanied the proxy materials to join the Annual Meeting. The meeting will begin promptly at 8:30 a.m. Eastern Time on June 13, 2023. We encourage you to access the meeting prior to the start time. If we determine to make any change to the date, time or procedures of our Annual Meeting, we will announce such changes in advance on our website http://investors.yext.com.

What if I have technical difficulties during the meeting or trouble accessing the virtual Annual Meeting?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during check-in or the meeting, please call the technical support number that will be posted on the virtual meeting platform log-in page.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission, we have elected to provide stockholders access to our proxy materials over the Internet. Accordingly, we sent a Notice to all of our stockholders as of the Record Date. The Notice includes instructions on how to access our proxy materials over the Internet and how to request a printed copy of these materials. Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the Annual Meeting and conserve natural resources. However, if you would prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice.

What is the purpose of the Annual Meeting?

For stockholders to vote on the following proposals to:

●	elect Andrew Sheehan, Jesse Lipson and Tamar Yehoshua as Class III directors to hold office until our Annual Meeting of Stockholders in 2026 and until his or her successor has been elected or appointed;

●	ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2024; and

●	approve, on an advisory basis, the compensation of our named executive officers.

How does the Board of Directors recommend I vote on these proposals?

The Board recommends that you vote:

●	FOR the election of Andrew Sheehan, Jesse Lipson and Tamar Yehoshua as Class III directors;

●	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2024; and

●	FOR the approval, on an advisory basis, of the compensation of our named executive officers.

Who is entitled to vote at the Annual Meeting?

Holders of Yext common stock at the close of business on the Record Date are entitled to receive the Notice and to one vote for each share of common stock at the Annual Meeting. As of the Record Date, there were 124,311,310 shares of common stock outstanding and entitled to vote at the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with Yext’s transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are considered the “stockholder of record” with respect to those shares, and the Notice was sent directly to you by the Company. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote by attending the Annual Meeting.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. The Notice and, upon your request, the proxy materials have been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by following their instructions for voting. You are also invited to attend the virtual meeting. However, since you are not the stockholder of record, please refer to your Notice or other information forwarded by your broker, bank or other nominee to see which voting options are available and instructions and requirements to vote your shares.

How can I vote my shares?

Stockholder of Record. The instructions for accessing proxy materials and voting can be found in the Notice that you received either by mail or e-mail. In order to access proxy materials and vote, you will need the 16-digit control number provided on the Notice. There are four ways a stockholder of record can vote:

(1)       By Internet before the Annual Meeting: You may vote over the Internet at www.proxyvote.com. You will be asked to provide your 16-digit control number included on the Notice, on your proxy card or in the instructions that accompanied your proxy materials.

(2)       By Internet at the Annual Meeting: You may vote during the Annual Meeting by joining the meeting at www.virtualshareholdermeeting.com/YEXT2023. To join the meeting, you will be asked to provide your 16-digit control number included on the Notice, on your proxy card or in the instructions that accompanied your proxy materials.

(3)       By Telephone: You may vote over the telephone by calling the toll-free number listed in the proxy materials. You will be asked to provide your 16-digit control number included on the Notice, on your proxy card or in the instructions that accompanied your proxy materials.

(4)       By Mail: If you requested printed copies of proxy materials, you may vote by mailing your proxy card as described in the proxy materials.

In order to be counted, proxies submitted by telephone or Internet before the Annual Meeting must be received by 11:59 p.m. Eastern Time on June 12, 2023. If you vote by telephone or Internet before the Annual Meeting, you do not need to return your proxy card or voting instruction card.

Beneficial Owner of Shares. If you are a beneficial owner of shares held of record by a broker, bank or other nominee, you may receive a Notice or instructions from your broker, bank or other nominee. If you received instructions from your broker, bank or other nominee, you must follow these instructions in order to instruct your broker, bank or other nominee on how to vote your shares. The availability of telephone or Internet voting before the Annual Meeting will depend on the voting process of your broker, bank or other nominee. You are also invited to attend the virtual meeting. However, since you are not the stockholder of record, please refer to your Notice or other information forwarded by your broker, bank or other nominee to see which voting options are available and instructions and requirements to vote your shares.

All shares that have been properly voted and not revoked will be cast as votes at the Annual Meeting.

What happens if I decide to attend the Annual Meeting, but I have already voted or submitted a proxy covering my shares?

You may still attend the Annual Meeting. Please be aware that attendance at the Annual Meeting will not, by itself, revoke a proxy.

What can I do if I change my mind after I vote my shares?

If you are a stockholder of record, you can change your vote or revoke your proxy before it is exercised by:

●	written notice of revocation to the Corporate Secretary of the Company;

●	timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or via the Internet; or

●	voting at the Annual Meeting.

If you are a beneficial owner of shares, you should follow the instructions of your bank, broker or other nominee to change or revoke your voting instructions.

What shares can I vote?

You can vote all shares that you owned on the Record Date. These shares include (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner through a broker, bank or other nominee.

Is there a list of stockholders entitled to vote at the Annual Meeting?

The names of stockholders of record entitled to vote at the Annual Meeting will be available for ten days prior to the Annual Meeting and can be examined by any stockholder for any purpose germane to the Annual Meeting, between the hours of 9:30 a.m. and 4:30 p.m. Eastern, at our principal executive offices at 61 Ninth Avenue, New York, New York 10011, by contacting the Corporate Secretary of the Company. The list may also be accessed during the Annual Meeting through the virtual meeting platform at www.virtualshareholdermeeting.com/YEXT2023.

How are votes counted? How will abstentions and broker non-votes be treated at the Annual Meeting?

Each holder of common stock is entitled to one vote per share of common stock on each matter properly brought before the Annual Meeting.

Abstentions and broker non-votes will be considered present for purposes of determining the presence of a quorum. An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. Generally, a “broker non-vote” occurs on a matter when a broker is not permitted to vote on the matter without voting instructions from the beneficial owner and voting instructions are not given. Under the rules of the New York Stock Exchange, without voting instructions from the beneficial owners, brokers will have discretion to vote on the ratification of the appointment of our independent auditors (proposal no. 2) but not on the election of Class III directors (proposal no. 1) or the advisory vote on the compensation of our named executive officers (proposal no. 3). Therefore, in order for your voice to be heard, it is important that you vote. We strongly encourage you to vote - every vote is important. Please see “How many shares are required to approve the proposals being voted upon at the Annual Meeting?” below for details concerning how abstentions and broker non-votes will be counted for each proposal.

How many shares are required to approve the proposals being voted upon at the Annual Meeting?

The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Virtual attendance at our Annual Meeting constitutes presence in person for purposes of quorum at the meeting. Assuming there is a proper quorum of shares represented at the Annual Meeting, the voting requirements for approval of the proposals at the Annual Meeting are as follows:

Proposal No. 1: Election of Class III Directors. The election of the three nominees as Class III directors requires a plurality of the voting power of the shares present or represented by proxy at the Annual Meeting and entitled to vote thereon. “Plurality” means that the three nominees for Class III director who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “withhold” for each of the nominees for election as director.

Proposal No. 2: Ratification of Appointment of Independent Auditors. The ratification of the appointment of Ernst & Young LLP requires the approval of a majority of the voting power of the shares present or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions are considered shares present and entitled to vote, and thus, will have the same effect as votes “against” the proposal. Broker non-votes are not expected to result from this proposal.

Proposal No. 3: Advisory Vote on the Compensation of our Named Executive Officers. The advisory vote regarding named executive officer compensation requires the approval of a majority of the voting power of the shares present or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions are considered shares present and entitled to vote, and thus, will have the same effect as votes “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal. Because this vote is advisory only, it will not be binding on us or on our Board. However, our Board or our compensation committee will consider the outcome of the vote when making future decisions regarding executive compensation.

Could other matters be decided at the Annual Meeting?

At the date of this proxy statement, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this proxy statement. If other matters are properly presented at the Annual Meeting for consideration, the proxy holders named on the proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Our directors, senior executives or employees, acting without special compensation, may also solicit proxies. Proxies may be solicited by personal interview, mail, electronic transmission, facsimile transmission or telephone. We are required to send copies of proxy-related materials or additional solicitation materials to brokers, fiduciaries and custodians who will forward these materials to the beneficial owners of our shares. On request, we will reimburse brokers and other persons representing beneficial owners of shares for their reasonable expenses in forwarding these materials to beneficial owners.

Who will count the vote?

Yext has designated a representative of Broadridge Financial Solutions, Inc. as the Inspector of Election who will tabulate the votes.

How may I obtain Yext’s Form 10-K and other financial information?

Stockholders can access our annual report on Form 10-K for the fiscal year ended January 31, 2023 (“Annual Report”), which contains financial information about the Company, on the Investor Relations section of the Company’s website at investors.yext.com or on the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, current and prospective investors may request a free copy of our Annual Report from:

Yext, Inc.
61 Ninth Avenue
New York, New York 10011
Attn: Corporate Secretary

We also will furnish any exhibit to the Annual Report if specifically requested upon payment of charges that approximate our cost of reproduction. The website addresses in this proxy statement are included for reference only. The information contained on these websites is not incorporated by reference into this proxy statement.

DIRECTORS AND CORPORATE GOVERNANCE

Board Composition

Our Board of Directors currently consists of ten members, divided into three classes serving staggered three year terms. Upon expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three year term at the annual meeting of stockholders in the year in which their term expires. As a result of this classification of directors, it generally takes at least two annual meetings of stockholders for stockholders to effect a change in a majority of the members of our Board of Directors.

The principal occupations and certain other information about the nominees and the additional members of our Board (including the skills and qualifications that led to the conclusion that they should serve as directors), as of March 31, 2023 are set forth below.

Name	Position(s)	Age
Nominees:
Andrew Sheehan	Class III Director and Lead Independent Director	65
Jesse Lipson	Class III Director	45
Tamar Yehoshua	Class III Director	58
Continuing Directors:
Shane Battier	Class I Director	44
Brian Distelburger	Class I Director	44
Julie Richardson	Class I Director	59
Evan Skorpen	Class I Director	34
Michael Walrath	Chief Executive Officer, Chairman and Class II Director	47
Hillary Smith	Class II Director	56
Seth Waugh	Class II Director	64

Nominees for Election to a Three-Year Term Ending at the 2026 Annual Meeting

Andrew Sheehan has served as a director since May 2008 and as our Lead Independent Director since March 2022. Since 2014, Mr. Sheehan has served as the Managing Member of Tippet Venture Partners, a venture capital firm. Mr. Sheehan was a Managing Director of Sutter Hill Ventures, a venture capital firm, from 2007 until February 2021. Mr. Sheehan has served on the Board of Directors of Quinstreet, a publicly held marketing technology company, since February 2017 and on the Board of Directors of Macondray Capital Acquisition Corp. I from June 2021 to January 2023. Mr. Sheehan also serves on the boards of directors of a number of private companies in the technology industry. Mr. Sheehan holds a B.A. in English from Dartmouth College and an MBA from the University of Pennsylvania Wharton School. Our Board of Directors has determined that Mr. Sheehan’s leadership experience, expertise as a venture capital investor and knowledge regarding the technology industry make him a qualified member of our Board of Directors.

Jesse Lipson has served as a director since August 2012. Mr. Lipson has served as the founder and chief executive officer of Real Magic since October 2017. From January 2016 to March 2017, Mr. Lipson served as Corporate Vice President and General Manager of Cloud Services at Citrix, a publicly held network software company. Prior to that time, Mr. Lipson was Chief Executive Officer of ShareFile, a network software company, from 2005 to 2011, when it was acquired by Citrix. Mr. Lipson held various leadership positions with Citrix between October 2011 and his appointment as Corporate Vice President and General Manager of Cloud Services in January 2016. Mr. Lipson holds a B.A. in Philosophy from Duke University. Our Board of Directors has determined that Mr. Lipson’s extensive experience as an entrepreneur in the technology industry makes him a qualified member of our Board of Directors.

Tamar Yehoshua has served as a director since October 2017. Ms. Yehoshua has served as Venture Partner at IVP since April 2023. Prior to that, Ms. Yehoshua served as chief product officer of Slack from January 2019 to February 2023. From 2013 to January 2019, Ms. Yehoshua served as vice president of product management at Google, Inc., and as a director of product management from 2010 to 2013. Prior to joining Google, Ms. Yehoshua served as vice president for advertising technology at A9, an Amazon company, from 2005 to 2010, and director of engineering from 2004 to 2005. She previously served in senior engineering leadership roles at Reasoning, Inc., a privately held application service provider specializing in software quality and modernization, from 2002 to 2004, and Noosh, Inc., a privately-held marketing services platform provider, from 1999 to 2002. Ms. Yehoshua served on the board of directors of ServiceNow, Inc., a publicly held enterprise cloud computing software company, from March 2019 to December 2020, and RetailMeNot, Inc., an online provider of coupon services formerly listed on the Nasdaq Global Select Market, from December 2015 until its sale in May 2017 to Harland Clarke Holdings Corp. Ms. Yehoshua holds a Bachelor of Arts degree in Mathematics from the University of Pennsylvania and a Master’s degree in Computer Science from The Hebrew University of Jerusalem. Our Board of Directors has determined that Ms. Yehoshua’s extensive experience developing and managing products in the technology industry make her a qualified member of our Board of Directors.

Class I and Class II Directors

Shane Battier has served as a director since June 2021. Mr. Battier has served as Operating Advisor at Arctos Sports Partners since September 2022. From April 2016 through June 2021, Mr. Battier served as the Miami Heat’s Vice President of Analytics and Basketball Development. Mr. Battier has served as a director for Authentic Restaurant Brands, a privately held corporation, since January 2022, and on the board of directors of BOA Acquisition Corp., a publicly traded corporation, from December 2020 to October 2022. Mr. Battier is also the founder of the Battier Take Charge Foundation, which is dedicated to providing educational and developmental resources for underserved youth communities. He serves as a Senior Fellow for the Fuqua Center on Leadership and Ethics at Duke University’s Fuqua School of Business and is a member of the National Advisory Board for the Positive Coaching Alliance. Mr. Battier received his undergraduate degree from Duke University where he was an Academic All- American and NCAA Basketball Champion. Our Board of Directors has determined that Mr. Battier’s accomplishments as a businessman, philanthropist and professional athlete make him a qualified member of our Board of Directors.

Brian Distelburger has served as a member of our Board of Directors since our inception in 2006 and also previously served as our Chief Revenue Officer until October 2022. Prior to co-founding Yext, Mr. Distelburger founded and served as a senior manager of a privately held software company. From September 2012 until its sale in April 2016, Mr. Distelburger served as chairman of the board of directors of Food Genius, Inc., a privately held food service data provider. Mr. Distelburger also serves on the board of Tech:NYC. Mr. Distelburger holds a Bachelor’s degree from Cornell University. Our Board of Directors believes that Mr. Distelburger’s knowledge of our Company as a Co-Founder and as a thought leader in the digital knowledge industry allows him to make valuable contributions to the Board of Directors.

Julie Richardson has served as a director since May 2015. From November 2012 to October 2014, Ms. Richardson was a Senior Adviser to Providence Equity Partners LLC, a global asset management firm. From April 2003 to November 2012, Ms. Richardson was a Partner and managing director at Providence Equity, a private equity investment fund, and oversaw its New York office. Prior to Providence Equity, Ms. Richardson served as Global Head of JP Morgan’s Telecom, Media and Technology Group, and was previously a managing director in Merrill Lynch & Co.’s investment banking group. Ms. Richardson has served on the boards of directors of UBS Group AG, a publicly held financial services company, since May 2017 and Datadog, Inc., a publicly held software company, since May 2019. Ms. Richardson previously served on the boards of directors of Arconic from 2016 to 2018, The Hartford Financial Group from 2014 to 2020 and VEREIT from 2015 to 2021. Ms. Richardson holds a B.B.A from the University of Wisconsin-Madison. Our Board of Directors has determined that Ms. Richardson’s financial skills and investment management and financial services experience make her a qualified member of our Board of Directors.

Evan Skorpen has served as a director since September 2022. Mr. Skorpen has served as a Partner and the public portfolio manager at Lead Edge Capital since September 2018. Prior to that, Mr. Skorpen served as an investor at ValueAct Capital from August 2015 to August 2018 and at Hellman & Friedman from July 2013 to July 2015. Mr. Skorpen holds a B.A. in Mathematics and Economics from Williams College. Our Board of Directors has determined that Mr. Skorpen’s leadership experience, his expertise as a professional investor and his experience in advising companies make him a qualified member of our Board of Directors.

Michael Walrath has served as our Chief Executive Officer since March 2022 and has served as the Chairman of our Board of Directors since March 2011 and as a director since November 2009. Mr. Walrath was the Founder and Chief Executive Officer of Right Media, an online advertising company, from January 2003 until its acquisition by Yahoo! in 2007. Mr. Walrath has served on the Board of Directors of a publicly traded corporation, Lerer Hippeau Acquisition Corp. from March 2021 to December 2022, and also sits on the boards of directors of a number of private software and media companies. Mr. Walrath holds a B.A. in English from the University of Richmond. Our Board of Directors has determined that Mr. Walrath’s extensive experience as an entrepreneur in the technology and advertising industries, as well as his experience leading and advising high-growth companies, makes him a qualified member of our Board of Directors.

Hillary Smith has served as a director since October 2020. Ms. Smith has served as an operating partner at Craft Ventures since September 2019 and also serves as a consultant to various technology companies. Previously, Ms. Smith served as general counsel at a number of public and private technologies companies most recently Square, Inc., from December 2016 to March 2018. From July 2015 to October 2016, Ms. Smith served as general counsel and corporate secretary for Zenefits, and from May 2010 to June 2015, she served as general counsel to SuccessFactors, Inc. Ms. Smith has served on the Board of Directors of QuinStreet, a publicly held marketing company, since April 2021 and on the Board of Directors at Elevate Services, Inc., a private company that offers consulting, technology, and services to law departments and law firms, since November 2018. Ms. Smith also serves on the advisory boards of other technology companies and non-profits. Ms. Smith holds a B.A. in History from Montana State University-Bozeman and a J.D. from Cornell Law School. Our Board of Directors has determined that Ms. Smith’s experience advising technology companies on legal and regulatory matters makes her a qualified member of our Board of Directors.

Seth Waugh has served as a director since March 2020. Mr. Waugh has been the Chief Executive Officer of The PGA of America since 2018 and a Senior Advisor at Silver Lake since 2017. Since 2015 Mr. Waugh has served on the board of directors of Franklin Resources, Inc. He has also served on the advisory board of Workday, Inc. since June 2014 and as the non-executive chairman of Alex Brown, a division of Raymond James, since September 2016. Previously, he was a Managing Director at Silver Lake, in 2018 and Vice Chairman of Florida East Coast Industries, LLC, the parent company of several commercial real estate, transportation and infrastructure companies based in Florida, from 2013 to 2017. He served on the FINRA Board of Governors from 2009 to 2015. From 2000 to 2013, Mr. Waugh served in various roles at Deutsche Bank Americas, including Chief Executive Officer and Chairman of the Board of Directors of Deutsche Bank Securities Inc. Earlier in his career, he served as Chief Executive Officer of Quantitative Financial Strategies, a hedge fund. Mr. Waugh also served in various capacities at Merrill Lynch over eleven years, including Co-head of Global Debt Markets. Our Board of Directors has determined that Mr. Waugh’s financial skills and investment management and financial services experience make him a qualified member of our Board of Directors.

Director Independence

Our common stock is listed on the New York Stock Exchange, or NYSE. Under the rules of the NYSE, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Under the rules of the NYSE, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board of Directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Our Board of Directors has determined that Messrs. Lipson, Sheehan, Waugh, Battier and Skorpen and Mses. Richardson, Smith and Yehoshua do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each is “independent” as that term is defined under the applicable rules and regulations of the SEC and the NYSE. Accordingly, a majority of our directors are independent, as required under applicable NYSE rules. Our audit committee, compensation committee and nominating and governance committee are each entirely comprised of independent directors. In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with our Company, relationships between our Company and the companies where our independent directors serve on the board of directors, on advisory bodies, or as executive officers or have a significant ownership interest and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Leadership and Role of Lead Independent Director

Mr. Walrath currently serves as both the Chairman of our Board of Directors and as our Chief Executive Officer. Our Board of Directors has adopted corporate governance guidelines that provide that if the Board of Directors does not have an independent chairperson, a lead independent director will be appointed by the Board of Directors. Because Mr. Walrath is our Chairman and also our Chief Executive Officer, our Board of Directors has appointed Mr. Sheehan to serve as our Lead Independent Director. As Lead Independent Director, Mr. Sheehan presides over periodic meetings of our independent directors, serves as a liaison between Mr. Walrath and our independent directors and performs such additional duties as our Board of Directors may otherwise determine or delegate.

As a result of the Board of Directors’ committee system and the existence of a majority of independent directors, the Board of Directors maintains effective oversight of our business operations, including independent oversight of our financial statements, executive compensation, selection of director candidates and corporate governance programs. We believe that the leadership structure of our Board of Directors, including Mr. Sheehan’s role as Lead Independent Director, as well as the independent committees of our Board of Directors, is appropriate and enhances our Board of Directors’ ability to effectively carry out its roles and responsibilities on behalf of our stockholders, while Mr. Walrath’s combined role enables strong leadership, creates clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.

Board Committees and Meetings

Our Board of Directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors. Each of the audit, compensation, and nominating and corporate governance committees is a standing committee and operates pursuant to a separate written charter adopted by our Board of Directors that is available on the Investor Relations section of the Company’s website at investors.yext.com. The inclusion of our website address in this proxy statement does not include or incorporate by reference into this proxy statement the information on or accessible through our website. In accordance with our corporate governance guidelines and listing standards of the NYSE, during the fiscal year 2023 each committee reviewed and in certain cases proposed changes to their respective charters and in addition, each committee as well as the Board of Directors conducted an annual self-evaluation.

The Board met 17 times during fiscal year 2023. During fiscal year 2023, each of our directors except for Seth Waugh attended 75% or more of the aggregate of (a) the total number of meetings of the Board held (during the period in which the director served on the Board) and (b) the total number of meetings held by all committees on which the director served (during the period in which the director served on such committees). As disclosed in our proxy statement for the prior fiscal year, Mr. Waugh ceased being a member of the Audit Committee on April 25, 2022, and has attended 75% or more of meetings since such time. Pursuant to our corporate governance guidelines, each director is encouraged to attend each annual meeting of stockholders. At the time of our 2022 annual meeting of stockholders, our Board consisted of nine directors, of which five attended the meeting.

Audit Committee

Our audit committee consists of Mses. Richardson and Smith and Mr. Sheehan with Ms. Richardson serving as chair. We believe that each of our audit committee members meets the requirements for financial literacy under the current requirements of the Sarbanes-Oxley Act of 2002, the NYSE listing standards and SEC rules and regulations. In addition, our Board of Directors has determined that Ms. Richardson is an audit committee financial expert within the meaning of SEC regulations. We have made these determinations based on information received by our Board of Directors, including questionnaires provided by the members of our audit committee.

In order to be considered to be independent for purposes of Rule 10A-3(b)(1) under the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries. Each member of our audit committee satisfies the independence requirements under the NYSE listing standards and Rule 10A-3(b)(1) of the Exchange Act.

Our audit committee’s duties and responsibilities are to, among other things:

●	appoint and oversee an independent registered public accounting firm and approve audit and non-audit services;

●	evaluate the independence and qualifications of the independent registered public accounting firm at least annually;

●	review our annual audited consolidated financial statements and quarterly consolidated financial statements;

●	discuss with management the Company’s procedures with respect to earnings press releases and review financial information included in press releases and earnings guidance provided to analysts and rating agencies;

●	review the responsibilities, functions, qualifications and performance of our internal audit function, including our internal audit function’s charter, plans, budget, objectivity and the scope and results of internal audits;

●	approve the hiring, promotion, demotion or termination of the person in charge of our internal audit function;

●	review the results of the internal audit program, including significant issues in internal audit reports and responses by management;

●	review the hiring of employees or former employees of our independent registered public accounting firm if such employee will be in an accounting role or financial reporting oversight role;

●	review, approve and monitor related party transactions involving directors or executive officers and review and monitor conflicts of interest situations involving such individuals where appropriate;

●	periodically, meet separately with management, the internal auditors and our independent registered public accounting firm, both with and without management present, in each case to discuss any matters that the audit committee or others believe should be discussed privately;

●	address complaints we receive regarding accounting, internal accounting controls or auditing matters and procedures for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

●	review and discuss with management and our independent registered public accounting firm, on at least an annual basis, the overall adequacy and effectiveness of our legal, regulatory and ethical compliance programs, as well as reports regarding compliance with applicable laws, regulations and internal compliance programs;

●	discuss with management and our independent registered public accounting firm any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding our financial statements or policies and discuss with our chief financial officer or senior legal officer any legal matters that may have a material impact on the financial statements or our compliance procedures;

●	discuss with management and, as appropriate, our independent registered public accounting firm, the adequacy and effectiveness of our policies and practices regarding information technology risk management and the internal controls related to cybersecurity;

●	oversee management’s process for identifying, monitoring and addressing enterprise risks and evaluate and discuss its assessment of such enterprise risks with management, as well as oversee and monitor management’s plans to address such risks;

●	engage independent legal, accounting and other advisors as it determines necessary or appropriate to carry out its duties;

●	report regularly to the Board of Directors about issues including, but not limited to, any issues that arise with respect to the quality or integrity of our financial statements, our compliance with legal or regulatory requirements, the performance and independence of the independent registered public accounting firm and the performance of the internal audit function;

●	review at least annually the adequacy of the committee’s charter and recommend any proposed changes to the Board of Directors for approval; and

●	conduct and present to the Board of Directors an annual self-performance evaluation of the committee.

Our audit committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the NYSE. Our audit committee held seven meetings during the fiscal year 2023.

Compensation Committee

Our compensation committee consists of Messrs. Lipson and Skorpen and Ms. Yehoshua, with Mr. Lipson serving as chair. On April 26, 2023, following review by our nominating and corporate governance committee, Mr. Skorpen joined the compensation committee and Mr. Battier ceased to be a member of the compensation committee. Each member of the compensation committee meets the requirements for independence under, and the functioning of our compensation committee complies with, any applicable requirements of the Sarbanes-Oxley Act, the NYSE listing standards and SEC rules and regulations. Additionally, each member of the compensation committee is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. Our compensation committee’s duties and responsibilities are to, among other things:

●	establish, and periodically review, a general compensation strategy for our Company, and oversee the development and implementation of our compensation plans to ensure that these plans are consistent with this general compensation strategy;

●	administer all of our equity-based plans and such other plans as shall be designated from time to time by the Board of Directors;

●	review, approve and determine, or make recommendations to our Board of Directors regarding, the compensation of our executive officers;

●	oversee management’s proposals to stockholders on executive compensation matters and management’s response to proposals received from stockholders on executive compensation matters;

●	review and discuss compensation risk and risk management with respect to the Company’s compensation policies and practices;

●	review and recommend to the Board of Directors the form and amount of compensation, including perquisites and other benefits, and any additional compensation to be paid, for service on the Board and Board committees and for service as a chairperson of a Board committee;

●	oversee regulatory compliance with respect to compensation matters affecting us;

●	review and discuss with management the Compensation Discussion and Analysis and related executive compensation information included in this proxy statement;

●	retain or obtain the advice of compensation consultants, independent legal counsel and other advisers;

●	review and discuss with management the compensation discussion and analysis that we may be required to include in SEC filings from time to time;

●	prepare the compensation committee report on executive compensation that may be required by the SEC from time to time to be included in our annual proxy statements or annual reports on Form 10-K filed with the SEC;

●	conduct and present to the Board of Directors an annual self-performance evaluation of the committee; and

●	review at least annually the adequacy of the committee’s charter and recommend any proposed changes to the Board of Directors for approval.

The compensation committee may delegate its authority to subcommittees or the chair of the compensation committee. Although the compensation committee does not currently do so, it may delegate to officers of the Company the authority to make equity grants to employees or consultants of the Company who are not directors of the Company or executive officers of the Company under the Company’s equity plans. The compensation committee has the right, in its sole discretion, to retain or obtain the advice of compensation consultants, independent legal counsel and other advisers. The compensation committee periodically engages Compensia, an outside consultant to advise on compensation-related matters. For a discussion regarding the role of management and compensation consultants in the compensation-setting process, refer to “Compensation Discussion and Analysis—Compensation-Setting Process.”

Our compensation committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the NYSE. Our compensation committee held four meetings during the fiscal year 2023.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Messrs. Sheehan and Battier and Ms. Richardson, with Mr. Sheehan serving as chair. On April 26, 2023, following review by our nominating and corporate governance committee, Mr. Battier joined the nominating and corporate governance committee. Each member of the nominating and corporate governance committee meets the requirements for independence under, and the functioning of our nominating and corporate governance committee complies with, any applicable requirements of the Sarbanes-Oxley Act, the NYSE listing standards and SEC rules and regulations. Our nominating and governance committee’s duties and responsibilities are to, among other things:

●	make recommendations to the Board of Directors regarding the size and structure of the board, the composition of the board, the criteria for board membership and the process for filling vacancies on the board;

●	identify individuals qualified to become board members, after taking into consideration, if applicable, the criteria for board membership and recommend to the Board of Directors nominees to fill vacancies and newly created directorships and the nominees to stand for election as directors;

●	oversee management’s proposals to stockholders and management’s response to proposals received from stockholders, performing such duties in conjunction with the compensation committee in matters concerning executive compensation;

●	review the duties, composition and charters of the committees of the Board of Directors;

●	review and recommend to the Board of Directors our corporate governance principles and any proposed changes to such principles;

●	conduct and present to the Board of Directors an annual self-performance evaluation of the committee;

●	oversee the evaluation of the Board of Directors, its committees and management and report such evaluation to the Board of Directors;

●	review and approve our Code of Business Conduct and Ethics, consider questions of possible conflicts of interest of board members and other corporate officers, review actual and potential conflicts of interest of board members and corporate officers, other than related party transactions reviewed by the audit committee, and approve or prohibit any involvement of such persons in matters that may involve a conflict of interest or taking of a corporate opportunity;

●	review and discuss with management the disclosure of the Company’s corporate governance practices;

●	review at least annually the adequacy of the committee’s charter and recommend any proposed changes to the Board of Directors for approval; and

●	oversee succession planning for the Board of Directors and identifying and recommending qualified individuals to become members of the Board of Directors.

Our nominating and governance committee operates under a written charter that satisfies the applicable listing requirements and rules of the NYSE. Our nominating and governance committee held four meetings during the fiscal year 2023.

Identifying and Evaluating Director Nominees

Our Board of Directors has delegated to the nominating and governance committee the responsibility of identifying individuals qualified to become board members and recommending to the Board of Directors nominees to fill vacancies and newly created directorships and the nominees to stand for election as directors. If the nominating and governance committee determines that an additional or replacement director is required, it may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the Board of Directors or management.

In its evaluation of director candidates, including the members of the Board of Directors eligible for reelection, the nominating and governance committee will consider the current size and composition of the Board of Directors and the needs of the Board of Directors and its committees. Some of the factors that our nominating and governance committee considers include, without limitation, character, integrity, judgment, diversity, including diversity in terms of gender, race, ethnicity and experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and similar factors.

Nominees must also have the highest personal and professional ethics and integrity, proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment, skills that are complementary to those of the existing Board of Directors, the ability to assist and support management and make significant contributions to the Company’s success, and an understanding of the fiduciary responsibilities that are required of a member of the Board of Directors and the commitment of time and energy necessary to diligently carry out those responsibilities.

The nominating and governance committee will consider candidates recommended by stockholders in the same manner as candidates recommended to the committee from other sources. Stockholders should submit recommendations for director candidates to our General Counsel or the Legal Department, at 61 Ninth Avenue, New York, New York 10011. The recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company and evidence of the recommending stockholder’s ownership of Company stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for Board membership. A stockholder that wants to nominate a candidate for election to the Board should direct the nomination by written notice to the Corporate Secretary and must meet the deadlines and other requirements set forth in the Company’s bylaws and the rules and regulations of the SEC. See “Requirements, Including Deadlines, For Submission of Proxy Proposals, Nomination of Directors and Other Business of Stockholders” for more information.

Governance Structure

We have developed a corporate governance framework to provide our Board of Directors with the authority and practices to review and evaluate our business operations and to make decisions independent of management. The Board of Directors has adopted corporate governance guidelines, committee charters and a Code of Business Conduct and Ethics which, together with our certificate of incorporation and bylaws, form the governance framework for the Board of Directors and its committees.

Our Code of Business Conduct and Ethics establishes the standards of ethical conduct applicable to all directors, officers and employees of our Company, including our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. The code addresses, among other things, conflicts of interest, compliance with disclosure controls and procedures and internal controls over financial reporting, corporate opportunities and confidentiality requirements. We intend to disclose any amendments to the code, or any waivers of its requirements, on our website to the extent required by SEC applicable rules and regulations.

These documents are available on the Investor Relations section of the Company’s website at investors.yext.com. The inclusion of our website address in this proxy statement does not include or incorporate by reference into this proxy statement the information on or accessible through our website.

Communications with Directors

Any communication from a stockholder or other interested party to the Board of Directors generally, the non-management directors or a particular director regarding bona fide concerns or questions should be in writing and should be delivered to the care of the General Counsel by registered or overnight mail at the principal executive office of the Company at 61 Ninth Avenue, New York, New York 10011. Each communication should indicate that it contains a stockholder or interested party communication.

The General Counsel will, in consultation with appropriate directors as necessary, generally review communications from stockholders and interested parties and forward such communications or a summary thereof to the Board of Directors or the applicable director or directors. Communications that the General Counsel, in consultation with appropriate directors as necessary, deems are improper or irrelevant to the functioning of the Board of Directors or the Company will not be forwarded.

This procedure does not apply to communications to independent directors from officers or directors of the Company who are stockholders or stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act.

Risk Oversight

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. Management is responsible for the day-to-day management of risks the Company faces, while, our Board of Directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management.

Oversight is conducted primarily through committees of the Board of Directors, as disclosed in the descriptions of each of the committees above and in the charters of each of the committees. The audit committee primarily oversees management’s process for identifying, monitoring and addressing enterprise risks and the adequacy and effectiveness of the Company’s policies and practices regarding information technology risk management and internal controls related to cybersecurity. The compensation committee considers the risks associated with our compensation policies and practices, with respect to all employees. All committees receive regular reports from officers responsible for oversight of particular risks within the Company. The Board periodically receives reports by each committee chair regarding the committee’s considerations and actions. The Board’s allocation of risk oversight responsibility may change from time to time based on the evolving needs of the Company.

Compensation Risk Assessment

The compensation committee periodically reviews the Company’s general compensation strategy and reviews the risks arising from the Company’s compensation policies and practices for all employees that are reasonably likely to have a material adverse effect on the Company and to evaluate compensation policies and practices that could mitigate such risks. In addition, our compensation committee has engaged Compensia to independently review our executive compensation program. Based on these reviews, our compensation committee structures our executive compensation program to encourage our named executive officers focus on both short-term and long-term success. We therefore do not believe that our executive compensation program creates risks that are reasonably likely to have a material adverse effect on us.

Compensation Committee Interlocks

None of the members of our compensation committee is an executive officer or employee of our Company. None of our executive officers serves as a member of the compensation committee of any entity that has one or more executive officers serving on our compensation committee.

Compensation of Non-Employee Directors

The following table sets forth information concerning compensation earned by the non-employee members of our Board of Directors in fiscal 2023. Michael Walrath served as a non-employee director until his appointment as our Chief Executive Officer in March 2022. Information concerning the compensation earned by Mr. Walrath in fiscal 2023, including compensation for his services as a director prior to his appointment as Chief Executive Officer, is set forth in the section titled “Executive Compensation.” Brian Distelburger, who served as our Chief Revenue Officer in fiscal 2023, was also a director in fiscal 2023 but did not receive any additional compensation for his services as a director. Information concerning the compensation earned by Mr. Distelburger in fiscal 2023 is set forth in the section titled “Executive Compensation.”

Name	Fees Earned or Paid in Cash	Stock Awards ($)(1)(2)	Total ($)
Shane Battier	32,607	140,638	173,245
Jesse Lipson	45,000	140,638	185,638
Julie Richardson	49,271	140,638	189,909
Andrew Sheehan	47,500	140,638	188,138
Evan Skorpen(3)	7,500	278,170	285,670
Hillary Smith	39,411	140,638	180,049
Seth Waugh	29,858	140,638	170,496
Tamar Yehoshua	37,500	140,638	178,138

(1)	Represents the aggregate grant-date fair value of the awards as computed in accordance with FASB ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-based vesting conditions. The assumptions used in calculating the grant-date fair value are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2023. These amounts may not correspond to the actual value that may be received by the independent directors.
(2)	All non-employee directors other than Mr. Skorpen, who joined the Company during fiscal 2023, were granted 25,996 restricted stock units or restricted stock awards on June 14, 2022. All of the shares subject to the awards vest on June 14, 2023, subject to the director’s continued service to the Company on such date.
(3)	Mr. Skorpen joined the Board of Directors on September 30, 2022 and fees earned reflect a pro-rated portion for service on the Board. The value of Mr. Skorpen’s stock awards consists of the aggregate grant-date fair value of 62,370 restricted stock units granted in connection with Mr. Skorpen joining the Board of Directors. One-third of the shares subject to award shall vest on September 30, 2023, and then annually thereafter on each September 30, subject to Mr. Skorpen’s continued service to the Company on such date until the award is fully vested on September 30, 2025.

We also reimburse our non-employee directors for their reasonable out-of-pocket costs and travel expenses in connection with their attendance at Board of Directors and committee meetings.

The following table lists all outstanding options, restricted stock and restricted stock unit awards held by our non-employee directors and former non-employee director as of January 31, 2023:

Name	Option Awards (#)	Stock Awards (#)
Shane Battier	—	40,499
Jesse Lipson	—	47,830	(1)
Julie Richardson	150,000	70,307	(2)
Andrew Sheehan	—	25,996
Evan Skorpen	—	62,370
Hillary Smith	—	31,999
Seth Waugh	—	32,485
Tamar Yehoshua	—	25,996

(1)	The amount includes 21,834 vested but deferred restricted stock units.
(2)	The amount includes 44,311 vested but deferred restricted stock units

Outside Director Compensation Policy

Members of our Board of Directors who are not employees are eligible for awards pursuant to our Outside Director Compensation Policy in the form of cash and/or equity, as described below. In 2023 and effective in Q2 of fiscal 2024, we updated our Outside Director Compensation Policy.

Cash Compensation

Each non-employee director is eligible to receive the following annual cash retainers for certain board and/or committee service:

●	$30,000 per year for service as a member of our Board of Directors (adjusted to $36,000 commencing with Q2 of fiscal 2024);

●	$20,000 per year additionally for service as chair of our Board of Directors;

●	Commencing with Q2 of fiscal 2024, $18,000 for service as lead independent director;

●	$20,000 per year additionally for service as chair of the audit committee;

●	$10,000 per year additionally for service as a member of the audit committee (other than chair);

●	$15,000 per year additionally for service as chair of the compensation committee;

●	$7,500 per year additionally for service as a member of the compensation committee (other than chair);

●	$7,500 per year additionally for service as chair of the nominating and corporate governance committee; and

●	$3,750 per year additionally for service as a member of the nominating and corporate governance committee (other than chair).

Cash retainers will be paid quarterly in arrears on a pro-rated basis. Our non-employee directors can elect to receive cash compensation in the form of equity awards for the upcoming calendar year. This election was not available for the calendar year ended December 31, 2022. With respect to the adjustments to our Outside Director Compensation Policy made in 2023 and in accordance with our policy, to the extent that a non-employee director received restricted stock or restricted stock units in lieu cash for their service, then any additional cash compensation for fiscal 2024 will be paid in cash.

Equity Compensation

Non-employee directors are eligible to receive all types of equity awards (except incentive stock options) under our 2016 Equity Incentive Plan, or the 2016 Plan, including discretionary awards not covered under our Outside Director Compensation Policy. All grants of awards under our Outside Director Compensation Policy will be automatic and non-discretionary.

Upon joining our Board of Directors, each newly-elected non-employee director will receive an initial equity award, or the initial award, under our 2016 Plan with a value of approximately $300,000 (increased to $350,000 commencing with Q2 of fiscal 2024). This initial award will vest in approximately equal installments annually over a three-year period, subject to continued service through each vesting date. The initial award will be in the form of restricted stock or restricted stock units.

On the date of each annual meeting of stockholders following the effectiveness of our Outside Director Compensation Policy, each non-employee director who is continuing as a director following the applicable meeting will be granted an annual equity award, or the annual award, under our 2016 Plan with a value of approximately $150,000 (increased to $175,000 commencing with Q2 of fiscal 2024), provided the non-employee director has served on our Board of Directors for at least the preceding six months. This annual award will vest as to 100% of the shares on the one-year anniversary of the date of grant. A non-employee director may defer the settlement of vested equity awards until his or her separation from our Board of Directors.

Notwithstanding the vesting schedules described above, the vesting of all equity awards granted to a non-employee director, including any award granted outside of our Outside Director Compensation Policy, will vest in full upon a “change in control” (as defined in our 2016 Plan).

Our 2016 Plan contains maximum limits, which were approved by our stockholders, on the size of the equity awards that can be granted to each of our non-employee directors in any fiscal year, but those maximum limits do not reflect the intended size of any potential grants or a commitment to make any equity award grants to our non-employee directors in the future.

Indemnification

We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. See “Certain Relationships and Related Person Transactions—Transactions and Relationships with Directors, Officers and 5% Stockholders—Indemnification of Officers and Directors.”

Stock Ownership Guidelines

Our Board of Directors has approved stock ownership guidelines for our non-employee directors to further align their interests with the interests of our stockholders.

Pursuant to the guidelines, each non-employee director is expected to accumulate and hold a number of shares of our common stock equal to the number of shares with a value equal to five times his or her annual cash retainer for Board service, and to maintain this minimum amount of stock ownership during the director’s tenure on the Board of Directors. For purposes of determining stock ownership pursuant to the guidelines, we include shares owned outright and vested shares subject to any restricted stock unit awards that have not vested as a result of delayed settlement, but do not include the value of shares attributable to unvested time vesting restricted stock or any shares that are pledged or otherwise encumbered. Our non-employee directors are expected to achieve the applicable level of ownership by the later of (i) the five-year anniversary of the effective date of the guidelines and (ii) the five-year anniversary of the date he or she became a director.

Non-employee directors are not required to purchase shares on the open market in order to comply with the guidelines. In the event a non-employee director falls out of compliance with the guidelines at any time, he or she will be required to maintain 50% of the shares (net of tax and exercise costs) acquired through the vesting or exercise of awards until the guidelines are again satisfied. The guidelines are waived for any non-employee director who has waived the rights to compensation, and the compensation committee has the authority to approve exceptions to the guidelines.

EXECUTIVE OFFICERS

The following table provides information concerning our executive officers as of March 31, 2023:

Name	Position(s)	Age
Michael Walrath	Chief Executive Officer, Chairman and Class II Director	47
Marc Ferrentino	President and Chief Operating Officer	48
Darryl Bond	Chief Financial Officer and Chief Accounting Officer	43
Ho Shin	EVP & General Counsel	54

Information regarding Michael Walrath, who also serves as a director, is set forth above under “Directors and Corporate Governance.”

Marc Ferrentino has served as Yext’s President and Chief Operating Officer since March 2022, and as Chief Strategy Officer since February 2016, where he responsible for the Company’s product management, UX, product marketing, partnerships and corporate development, corporate strategy, platform admin program, verticals, and strategic initiatives. Prior to joining Yext, Mr. Ferrentino served as the chief marketing officer of Brickstream Corporation from October 2014 to September 2015 and as Founder and CEO of Nomi Technologies from September 2012 until its acquisition by Brickstream Corporation in October 2014. Mr. Ferrentino has worked as a senior executive for high growth tech companies throughout his career, including serving as the Chief Technical Officer of SaaS at BMC Software and Chief Technical Architect for Salesforce.com. Mr. Ferrentino has been active with early stage New York technology companies and currently advises several startups. Mr. Ferrentino holds a B.S. in Electrical Engineering from the University of Michigan and has participated in the M.A. of Statistics program at Columbia University.

Darryl Bond has served as Yext’s Chief Financial Officer since March 2022. Mr. Bond joined the Company in January 2015 as Corporate Controller, and has served as the Company’s Chief Accounting Officer since March 2017. Prior to joining Yext, he was at Ernst & Young LLP from 2002 to 2014. Mr. Bond holds a B.S. in Accounting from the University of Connecticut and an M.B.A from Columbia Business School.

Ho Shin has served as Yext’s EVP and General Counsel since 2016, responsible for the Company’s global legal matters. Prior to Yext, Mr. Shin was General Counsel and Chief Privacy Officer of Millennial Media from 2011 to 2015 where he helped guide the company through its international expansion, initial public offering and follow-on offering, through the company’s sale to Verizon/Aol. Mr. Shin has also served as a member of the Department of Homeland Security’s Data Privacy and Integrity Advisory on matters involving data privacy and integrity. Prior to that role, he held senior legal positions with various companies, and was also a trial attorney with the United States Department of Justice. Mr. Shin received his J.D., magna cum laude, from Georgetown University, and his B.S. from the University of Maryland.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program during fiscal year 2023 for:

●	Michael Walrath, our Chief Executive Officer;

●	Howard Lerman, our former Chief Executive Officer;

●	Darryl Bond, our Chief Financial Officer;

●	Steven Cakebread, our former Chief Financial Officer;

●	Marc Ferrentino, our President and Chief Operating Officer;

●	Ho Shin, our Executive Vice President and General Counsel;

●	David Rudnitsky, our former Chief Revenue Officer; and

●	Brian Distelburger, our former Chief Revenue Officer.

We refer to these executive officers collectively in this Compensation Discussion and Analysis and the accompanying compensation tables as our “named executive officers”. As noted above, in accordance with SEC rules, information is also included with respect to Howard Lerman, who stepped down as Chief Executive Officer of the Company in March 2022, Steven Cakebread, who stepped down as Chief Financial Officer of the Company effective March 2022, David Rudnitsky, who stepped down as Chief Revenue Officer of the Company in June 2022 and Brian Distelburger, who stepped down as Chief Revenue Officer of the Company in October 2022.

The Compensation Discussion and Analysis describes our executive compensation philosophy, objectives and design, and the material terms of compensation provided to our named executive officers for fiscal 2023. This section also discusses how and why the compensation committee of the Board of Directors, or the compensation committee, arrived at specific compensation decisions involving our named executive officers during fiscal 2023.

Summary

Fiscal 2023 Financial and Business Highlights

Yext organizes a business’s facts so it can deliver relevant, actionable answers to consumer questions throughout the digital ecosystem. Our platform lets businesses structure the facts about their brands in a database called the Knowledge Graph. Our platform is built to leverage the structured data stored in the Knowledge Graph to deliver a modern search experience on a business’s or organization’s own website, as well as across over 200 service and application providers, which we refer to as our Publisher Network, previously referred to as our Knowledge Network, and includes Amazon Alexa, Apple Maps, Bing, Cortana, Facebook, Google, Google Assistant, Google Maps, Siri and Yelp. Our platform powers all of our key features, including Listings, Pages, and Search, along with its other features and capabilities. We believe a business is the ultimate authority on its own facts, and it is our mission to put that business in control of it, everywhere.

In fiscal 2023, revenue increased to $400.9 million for the fiscal year ended January 31, 2023 as compared to $390.6 million in the fiscal year ended January 31, 2022. We continued to be thoughtful with respect to our operating expenses while making investments to deliver products that expand our total addressable market, generate revenue growth and drive sales efficiency. Net loss was $65.9 million for the fiscal year ended January 31, 2023, compared to net loss of $93.3 million in the fiscal year ended January 31, 2022. Non-GAAP net loss was $2.9 million for the fiscal year ended January 31, 2023, compared to non-GAAP net loss of $19.8 million in the fiscal year ended January 31, 2022. Readers are encouraged to review Appendix A for additional information regarding non-GAAP net loss and a reconciliation of non-GAAP net loss to net loss. We believe we have maintained a strong balance sheet in fiscal 2023 that positions us well in the current economic environment ending fiscal 2023 with cash and cash equivalents of $190.2 million.

We also continued to execute on our strategy. Highlights of Yext’s operational results for fiscal 2023 include:

●	Announced the integration of generative AI into the Yext Knowledge Graph, transforming the product into a content management system (CMS) that generates its own content.

●	Launched Yext Search in AWS Marketplace to give AWS customers added flexibility to the software procurement process.

●	Recognized by KMWorld in its Trend-Setting Products of 2022 and AI 50 2022: The Companies Empowering Intelligent Knowledge Management.

●	Launched Yext Search in AWS Marketplace to give AWS customers added flexibility to the software procurement process.

●	Announced a partnership with Snowflake, the Data Cloud company, to further improve the analytics functionality of its award-winning platform.

●	Customer count, which excludes our small business and third-party reseller customers, increased 7% year-over-year to over 2,960 as of January 31, 2023.

●	Being named a Leader in 27 of G2’s Summer ‘22 Grid Reports, one of the Best Workplaces in New York in 2022 by Great Place to Work and Fortune Magazine.

Executive Compensation Philosophy, Objectives and Design

We strive to maintain sound corporate governance standards in our executive compensation policies and practices. The compensation committee reviewed our fiscal 2023 executive compensation program to evaluate its consistency with our short- and long-term goals given the rapidly evolving and dynamic nature of our business and the market in which we compete for executive talent.

In addition, in fiscal 2023, we maintained the following sound corporate governance policies and practices with respect to our executive compensation program:

What we do

●	We link pay to performance by structuring a substantial amount of total compensation for our named executive officers in the form of variable compensation that aligns the interests of our named executive officers and shareholders in maximizing the shareholder value.

●	Our compensation committee is made up solely of independent directors and makes all executive compensation decisions.

●	Our compensation committee reviews our executive and broad-based compensation strategy annually to align incentives with principles of prudent risk management.

●	Our compensation committee directly engages an independent compensation consultant, Compensia, to provide analysis for the annual executive compensation review and guidance on other executive compensation matters independent of management.

●	Our compensation committee reviews external market data when making compensation decisions and annually reviews our peer groups with its independent compensation consultant.

What we do not do

●	We do not provide guaranteed minimum annual cash incentive compensation.

●	We provide for single trigger acceleration benefits upon a change of control only to Mr. Walrath, and only if relevant stock price targets are satisfied.

●	We do not provide excessive severance or change of control related benefits.

●	We do not offer golden parachute tax gross-ups to any of our named executive officers or other executive officers.

●	We prohibit our named executive officers, the members of our Board of Directors and other employees from hedging or similar transactions designed to decrease risks associated with holding our equity securities.

Executive Compensation Philosophy and Objectives

We operate in a highly competitive business environment, which is characterized by frequent technological advances and rapidly changing market requirements. To successfully grow our business in this dynamic environment, we must continually develop and refine our products and services to support our customers’ needs. To achieve these objectives, we require a highly talented and seasoned team of technical, sales, marketing, operations, and other business professionals.

The market for skilled personnel in the software industry is very competitive. We compete with other companies in our industry globally and other companies in the major metropolitan areas in the United States to attract and retain a skilled management team. To attract and retain qualified executive candidates, our compensation committee seeks to develop competitive compensation packages while rewarding named executive officers for performance. At the same time, our compensation committee is sensitive to the need to balance both market competitive and internal equity considerations. We believe compensation should serve to align the interests of named executive officers with the interests of shareholders in maximizing shareholder value. To meet this challenge, we have embraced a compensation philosophy of offering our named executive officers competitive total direct compensation, which is comprised of base salary, short-term cash incentive compensation and long-term equity awards, in addition to employee benefits and severance and change of control protections. We believe this philosophy allows us to attract, retain, and motivate talented executives who have the skills and abilities needed to drive our desired business results while aligning the incentives of our named executive officers with our stockholders’ interests.

The specific objectives of our executive compensation program are to:

●	Drive the development of a growing business and the achievement of growth objectives;

●	Attract, motivate, reward, and retain highly qualified executives who are critical to our success;

●	Recognize strong individual achievement; and

●	Align incentives of our executives to create long-term value for our stockholders.

Executive Compensation Program Design

Our executive compensation program reflects our stage of development as a growing publicly-traded company. To support our growth objectives and reinforce a strong pay-for-performance culture, the majority of total direct compensation for our named executive officers is variable compensation in the form of cash incentive compensation tied to the achievement of our short-term financial objectives and equity awards tied to the long-term performance of our common stock. We believe these incentives in turn align the interests of our named executive officers with those of our stockholders. Within this overall framework, our compensation committee reviews each component of executive compensation separately and relative to the overall compensation package to determine whether such amounts and mix of components further the objectives of our executive compensation program. Additionally, we designed our executive compensation program to provide competitive total direct compensation. To assess the competitiveness of our total direct compensation, the compensation committee considers the total direct compensation at companies in our compensation peer group at the 50th and 75th percentile; however, the compensation committee does not specifically benchmark the compensation of any individual to a precise percentile within this general percentile range. In establishing target total direct compensation for each of our named executive officers, the compensation committee may also take into account each named executive officer’s prior experience, in terms of former employers and roles at such employers, the prevalence of executives with a comparable level of skill and experience and potential competitors for such executive’s talent. We believe our executive compensation program is appropriate for a company of our size, in our industry, and in our stage of growth. As the Company matures, we will continue to evaluate our executive compensation program and governance practices.

We offer cash compensation in the form of base salaries and annual cash incentive compensation opportunities. Cash incentive compensation is used to create meaningful variation in actual total cash compensation based on differences in business results in a given year. In recent years, we have structured our annual cash incentive compensation opportunities to focus on the achievement of specific annual financial objectives that we believe will further our longer-term growth objectives. While discretion may be exercised to increase a named executive officer’s cash incentive compensation based on individual results, cash incentive compensation is largely based on the Company’s financial performance.

Additionally, equity awards serve as a key component of our executive compensation program. Currently, we grant restricted stock units to deliver market competitive levels of compensation and to provide executives with value realized over time based on the long-term performance of our common stock. We believe that by providing equity awards with multi-year vesting provisions, we incentivize and reward our named executive officers for long-term corporate performance based on the value of our common stock and, thereby, align the interests of our named executive officers with those of our stockholders. In addition, the compensation committee believes that offering meaningful equity ownership with multi-year vesting provisions assists us in retaining our named executive officers.

Finally, we offer executives standard health and welfare benefits that are generally available to our other employees, including medical, dental, vision, life and disability insurance and 401(k) plans. We pay all of the premiums of health and welfare benefit plans for our named executive officers, but do not fully pay premiums for all employees.

Our compensation committee evaluates our compensation philosophy and executive compensation program as circumstances require, and reviews compensation for our named executive officers annually, generally in the second quarter of the fiscal year. As part of this review, we expect that our compensation committee will apply our philosophy and the objectives outlined above, together with consideration for the levels of compensation that we would be willing to pay to ensure that our executive compensation remains competitive and that we meet our retention objectives, as well as the cost to the Company if we were required to find a replacement for a named executive officer. Adjustments to a named executive officer’s compensation made in connection with this review generally occur in the second quarter of the fiscal year with adjustments to cash compensation generally effective as of May 1 of the fiscal year and, unless further adjusted by the compensation committee, remaining in effect for the remainder of that fiscal year until May 1 of the subsequent fiscal year.

Compensation-Setting Process

Role of our Compensation Committee

Compensation decisions for our named executive officers are made by our compensation committee. Currently, our compensation committee is responsible for reviewing, approving and determining the compensation of our named executive officers and making recommendations to our Board of Directors and for administering all cash-based and equity-based compensation plans.

Our compensation committee, after consulting with our management team and Compensia, approves our corporate performance objectives, and makes decisions with respect to any base salary and cash incentive compensation adjustments and equity awards for our named executive officers. With respect to our executive bonus plan, our compensation committee determines the applicable performance targets for each corporate performance objective used for the applicable year. Near the end of the fiscal year, our compensation committee establishes the list of peer companies to develop the relevant market for determining executive pay levels and practices in the following fiscal year.

Role of Management

In carrying out its responsibilities, our compensation committee works with members of our management team, including our Chief Executive Officer, Chief People Officer and General Counsel. Given our other named executive officers work closely with him, our Chief Executive Officer is able to advise on the performance of all our other named executive officers; accordingly he is an actively involved observer of compensation committee meetings. Our Chief People Officer typically coordinates the agenda and leads management’s presentations to the compensation committee. Overall, our management team (together with Compensia) assists our compensation committee by providing information on corporate and individual performance, market data, and management’s perspective and recommendations on compensation matters as well as information on tax, accounting, legal and regulatory matters relating to executive compensation.

Except with respect to his own compensation, our Chief Executive Officer will make recommendations to our compensation committee regarding compensation matters, including the compensation of our named executive officers. Our Chief Executive Officer also participates in meetings of our compensation committee, except with respect to discussions involving his own compensation.

While our compensation committee solicits the recommendations and proposals of our Chief Executive Officer with respect to compensation-related matters, these recommendations and proposals are only one factor in our compensation committee’s decision-making process.

Role of Compensation Consultant

Our compensation committee has the authority to retain the services of external advisors, including compensation consultants, legal counsel and other advisors, from time to time, as it sees fit, in connection with carrying out its duties.

In fiscal 2023, our compensation committee continued to engage Compensia, a national compensation consulting firm, to advise on our executive and non-employee director compensation strategy and guiding principles, our current executive total compensation levels relative to competitive market practices, our compensation peer group, and potential executive compensation decisions.

Compensia reports directly to our compensation committee and attends meetings of our compensation committee, as requested. Although our compensation committee considers the recommendations of Compensia as to our executive and non-employee director compensation programs, these recommendations are only one factor in our compensation committee’s decision-making process.

In fiscal 2023, Compensia did not provide any services to us other than the services provided to our compensation committee. Our compensation committee has assessed the independence of Compensia in fiscal 2023 taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the listing standards of the NYSE, and has concluded that no conflict of interest exists with respect to the work that Compensia performs for our compensation committee.

Role of Stockholder Input

At our 2022 Annual Meeting, we conducted our stockholder advisory vote on the compensation of our named executive officers. Our stockholders approved the fiscal 2022 compensation of our named executive officers, with approximately 93% support. The compensation committee reviews the voting results of the advisory vote on the compensation of our named executive officers and takes the results into consideration when reviewing and establishing the compensation of our named executive officers in the following fiscal year. Given stockholders’ strong support for our fiscal 2022 compensation for our named executive officers, the compensation committee did not make material changes to our executive compensation program.

Use of Competitive Data

To assess the competitiveness of our executive compensation program and to assist in setting compensation levels, we refer to the pay practices of our peer companies as well as industry surveys, including the Radford Global Technology Survey, and where appropriate, a broader set of industry comparable practices.

Competitive Positioning

With the assistance of Compensia, our compensation committee reviews and considers the compensation levels and practices of a group of peer companies. The compensation committee reviews our compensation peer group at least annually and adjusts its composition, as necessary, based on changes in both our business and the businesses of the companies in the peer group. For fiscal 2023, the selection criteria for our compensation peer group targeted companies with comparable software as a service business models and business software applications, with annual revenues generally between $186 million and $743 million, and market capitalization generally between approximately $516 million and $4.6 billion.

Our compensation peer group for fiscal 2023 included the following companies:

8x8	Alteryx	AppFolio
Cardlytics	ChannelAdvisor	Domo
Everbridge	Model N	N-able
Ping Identity	Progress Software	Q2 Holdings
SailPoint Tech.	SPS Commerce	Sumo Logic
Upland Software	Zuora

In setting the various elements of compensation for our named executive officers, our compensation committee reviews target total direct compensation (which is comprised of base salary, short-term cash incentive compensation and long-term equity awards vesting in a given calendar year) and the elements thereof for our named executive officers and those of similarly situated executives of our compensation peer group. Compensia provided data at varying percentiles for such compensation, and our compensation committee used these data as market reference points. For certain named executive officers, the data from the peer group may be supplemented with survey information where we believe the peer group alone does not provide sufficient information for similarly situated executives or when we believe the peer information is otherwise not comparable. While our compensation committee reviews compensation information of the peer group and survey information as elements in determining a competitive level of compensation, our compensation committee considers other factors in setting actual compensation, including prior experience, compensation history, potential competitors for such executive’s talent, the overall competitive market for our executives, the alignment between the market-based positions and the actual responsibilities of our executives, each executive’s contributions and performance, internal parity, the scope of each executive’s responsibility, the value of each executive’s unvested equity holdings, our short-and long-term objectives, and prevailing market conditions.

Executive Compensation Program Components

Overview

In fiscal 2023, the key elements of our executive compensation program included base salary, cash incentive compensation, equity compensation, employee benefits, and severance and change of control protections.

In fiscal 2023, consistent with our compensation philosophy, the majority of total direct compensation for our named executive officers, was variable compensation in the form of cash incentive compensation tied to the achievement of our short-term financial objectives and equity awards tied to the long-term performance of our common stock. Specifically, our practice of granting restricted stock units, which generally vest over a three to five-year period, promotes multi-year executive retention and long-term enterprise value creation, while cash incentive compensation is directly tied to our annual performance and achievement of short-term objectives.

Base Salary

Base salary is the primary fixed component of our executive compensation program, which we use to compensate our named executive officers for the scope and impact of their job. Generally, we establish the initial base salaries of our named executive officers through arm’s-length negotiation at the time we hire the individual named executive officer, taking into account his position, qualifications, experience, salary expectations, compensation data from surveys of similarly-situated companies in our compensation peer group, and the base salaries of our other executives. Thereafter, our compensation committee reviews the base salaries of each named executive officer annually and makes adjustments as it determines to be reasonable and necessary to reflect the scope of a named executive officer’s performance, contributions, responsibilities, experience, prior salary level, position (in the case of a promotion), and market conditions, as appropriate.

Our compensation committee reviewed our executive compensation program, including the base salaries of our named executive officers in the second quarter of fiscal 2023. Our compensation committee considered the peer group compensation data provided by Compensia, the recommendations of our CEO (except with respect to his own base salary), as well as other relevant factors, including, among others, the performance and contributions of each of our named executive officers and the heightened competition for experienced leadership in our industry. The base salaries of our named executive officers in fiscal 2023 were as follows:

Named Executive Officer	Fiscal 2023 Salary Rate ($)	Percentage Increase
Michael Walrath(1)	—	—
Darryl Bond(2)	400,000	6.7%
Marc Ferrentino(2)	500,000	5.3%
Ho Shin	420,000	—
Howard Lerman(3)	500,000	—
Steven Cakebread(3)	500,000	—
Brian Distelburger(4)	365,000	—
David Rudnitsky(3)	525,000	—

(1) Mr. Walrath joined as our chief executive officer effective March 25, 2022. He did not receive a salary in fiscal 2022 or 2023.

(2) For additional information regarding the named executive officer’s salary increase, please see the section titled “—Executive Team Adjustments” below.

(3) The named executive officer terminated employment prior to the end of fiscal 2023.

(4) Mr. Distelburger stepped down as an executive officer of the Company effective October 7, 2022 and continued employment through March 8, 2023.

The total base salaries earned by our named executive officers in fiscal 2023 are set forth in the “Summary Compensation Table” below.

Cash Incentive Compensation

We use cash incentive compensation to motivate our named executive officers to achieve our annual financial objectives while making progress towards our longer-term strategic and growth goals. Accordingly, cash incentive compensation is used to create meaningful differences in total cash compensation to reflect differences in business results in a given year. Our executive bonus plan allows our compensation committee to provide cash incentive compensation to employees selected by our compensation committee, including our named executive officers.

Our compensation committee administers our omnibus employee incentive plan (the “Employee Incentive Plan”). Generally in the first quarter of each fiscal year, following the Board of Director’s approval of our annual operating plan, our compensation committee adopts an incentive compensation plan for executives for the applicable fiscal year under our Employee Incentive Plan, or the executive bonus plan. As a part of creating the executive bonus plan, the compensation committee establishes the plan participants, the size of the target cash incentive compensation pool, the performance goals to be used to determine whether to make payouts, the associated target levels for each performance goal, and the potential payouts based on actual performance for the fiscal year. The compensation committee in its sole discretion may determine the performance goals (if any) applicable to any award or portion of an award, which may include the attainment of one or more financial, operational, or business objectives. The performance goals may be consistent across all Employee Incentive Plan participants or differ from participant to participant and from award to award.

Generally, in the second quarter of each fiscal year, our compensation committee establishes target annual cash incentive compensation opportunities for each named executive officer. Adjustments to a named executive officer’s compensation made in connection with this review is generally effective as of May 1 of the fiscal year and, unless further adjusted by the compensation committee, remains in effect for the remainder of that fiscal year until May 1 of the subsequent fiscal year. The target annual cash incentive compensation opportunities for each named executive officer for any fiscal year is subject to the terms of the executive bonus plan for that fiscal year as described in the paragraph above.

Achievement of performance goals and the amount of the cash incentive compensation to be awarded to each named executive officer are determined by our compensation committee after the end of the applicable performance period based on our actual performance relative to the performance goals. As the administrator of our Employee Incentive Plan, the compensation committee may, in its sole discretion and at any time, increase, reduce or eliminate a participant’s actual award, and/or increase, reduce or eliminate the amount allocated to the incentive pool for a particular performance period. The actual award may be below, at or above a participant’s target award, in the discretion of the administrator. The administrator may determine the amount of any increase, reduction or elimination on the basis of such factors as it deems relevant, and it is not required to establish any allocation or weighting with respect to the factors it considers. Our Board of Directors and our compensation committee in their sole discretion have the authority to amend, suspend or terminate our Employee Incentive Plan, provided such action does not impair the existing rights of any participant with respect to any earned awards.

Actual awards are paid in cash only after performance goals have been achieved and require continued employment through the last day of the performance period and the date the actual award is paid. Payment of awards occurs as soon as administratively practicable after they are earned, but no later than within the timeline set forth in our Employee Incentive Plan.

Our compensation committee reviewed our executive compensation program, including the target annual cash incentive compensation opportunities for our named executive officers in the second quarter of fiscal 2023. The target annual cash incentive compensation opportunities under our executive bonus plan for our named executive officers during the fiscal year ended January 31, 2023, were as follows:

Named Executive Officer(1)	Fiscal 2023 Executive Bonus Plan Target Award Opportunity ($)
Michael Walrath(2)	—
Darryl Bond(3)	240,925
Marc Ferrentino(4)	319,247
Ho Shin	195,000
Brian Distelburger	265,000

(1) Messrs. Lerman, Cakebread and Rudnisky terminated employment prior to the end of fiscal 2023 and were not eligible for cash incentive compensation with respect to fiscal 2023. For additional information, please see the section titled “—Executive Team Adjustments” below.

(2) Mr. Walrath joined as our chief executive officer effective March 25, 2022. He was not eligible for a bonus in fiscal 2023.

(3) Mr. Bond’s target bonus was adjusted from $187,500 to $250,000 effective March 25, 2022 on a pro-rated basis in connection with his appointment as our Chief Financial Officer. For additional information, please see the section titled “—Executive Team Adjustments” below.

(4) Mr. Ferrentino’s target bonus was adjusted from $265,000 to $325,000 effective March 7, 2022 on a pro-rated basis in connection with his appointment as our President and Chief Operating Officer. For additional information, please see the section titled “—Executive Team Adjustments” below.

Fiscal 2023 Executive Bonus Plan

In considering the relevant performance goals for the named executive officers the compensation committee seeks to encourage an efficient level of revenue growth and profitability that are aligned with the interests of the Company’s stockholders. The compensation committee determines the target levels for each of these performance goals in consultation with management after taking into consideration our performance for the current and immediately preceding fiscal year. To that end, with respect to the executive bonus plan for fiscal 2023 (the “Fiscal 2023 Executive Bonus Plan”) the compensation committee established fiscal 2023 total revenue of $407.3 million and non-GAAP net loss of $22.8 million, as the relevant performance goals, which were weighted 67% and 33%, respectively. While the compensation committee regularly reviewed our executive compensation program in fiscal 2023 and the expected payouts under the program, the compensation committee did not adjust the performance goals for our Fiscal 2023 Executive Bonus Plan, despite the impact of foreign exchange rates and other macro-economic factors on our business. Non-GAAP net loss is the GAAP loss attributable to common stockholders adjusted for stock-based compensation expense. These performance objectives should not be interpreted as a prediction of how the Company will perform in future periods. As described above, the purpose of these objectives was to establish a method for determining the payment of annual cash incentive compensation. You are cautioned not to rely on these performance goals as a prediction of our future performance.

A named executive officer’s cash incentive compensation, if any, is computed using a payout percentage, based on the weighted average of the achievement percentages for each performance goal, applied to the named executive officer’s target annual cash incentive compensation opportunity. First, an achievement percentage for each performance goal is computed based upon the Company’s actual performance relative to the performance goals established by the compensation committee. Each achievement percentage is then subject to a multiplier.

If actual total revenues for the performance period exceeds or falls below the performance goal established by the compensation committee for such performance period, each 0.1% achievement above or below the performance goal increases or reduces the revenue achievement percentage by 1.0%, respectively. However, if actual total revenues does not equal or exceed 90% of the revenue performance goal, then the achievement percentage for total revenue would be reduced to zero. If actual non-GAAP net loss exceeds or falls below the performance goal established by the compensation committee for such performance period, each 0.1% achievement above or below the performance goal increases or reduces the non-GAAP net loss achievement percentage by 0.2%, respectively. After the achievement percentage for each performance goal has been computed as described above, the percentages are weighted according to the weightings the compensation committee ascribed to each performance goal to determine the payout percentage. However, if the weighted average of the total revenue and non-GAAP net loss achievement percentages, without regard to the respective multipliers, is less than 50%, no cash incentive compensation will be paid. In addition, each named executive officers’ cash incentive compensation is subject to a maximum payout equal to 150% of the named executive officer’s target annual cash incentive compensation opportunity and the compensation committee reserved discretion to reduce the bonus payout percentage.

While the Fiscal 2023 Executive Bonus Plan allows for the discretion of the compensation committee to adjust a named executive officer’s cash incentive compensation based on individual results, performance and contributions during the performance period and other factors, actual cash incentive compensation paid to the named executive officers are predominantly based on the Company’s performance relative to the performance goals established by the compensation committee.

For fiscal 2023, total revenue was $ 400.9 million and non-GAAP net loss was $2.9 million, and the resulting payout percentage were calculated as follows:

Performance Goal	Performance Goal Weighting	Percentage of Target Achievement	Percentage of Target Payout
Total Revenue	67%	98.42%	56.39%
Non-GAAP Net Loss	33%	187.47%	90.73%
Calculated Payout			147.12%
Payout Percentage (as adjusted by discretion of the Compensation Committee)			100%

For our named executive officers eligible to receive a fiscal 2023 bonus, the compensation committee used its discretion to cap payouts at 100%. Accordingly, the cash incentive compensation payable to the named executive officers under the Fiscal 2023 Executive Bonus Plan was:

Named Executive Officer(1)	Fiscal 2023 Executive Bonus Plan Cash Incentive Compensation Payable
Michael Walrath(2)	$—
Darryl Bond	240,925	(3)
Marc Ferrentino(4)	319,247	(4)
Ho Shin	195,000
Brian Distelburger	265,000

(1)	Messrs. Lerman, Cakebread and Rudnisky did not earn cash incentive compensation with respect to fiscal 2023. For additional information, please see the section titled “—Executive Team Adjustments” below.
(2)	Mr. Walrath joined as our chief executive officer effective March 25, 2022. He was not eligible for a bonus in fiscal 2023.
(3)	As noted above, Mr. Bond’s target bonus was adjusted from $187,500 to $250,000 effective March 25, 2022 on a pro-rated basis in connection with his appointment as our Chief Financial Officer. This amount represents 100% of his bonus target on a pro-rated basis.
(4)	Mr. Ferrentino’s target bonus was adjusted from $265,000 to $325,000 effective March 7, 2022 on a pro-rated basis in connection with his appointment as our President and Chief Operating Officer. This amount represents 100% of his bonus target on a pro-rated basis.

In addition, in connection with the adoption of the Fiscal 2023 Executive Bonus Plan, the compensation committee established a separate pool of discretionary cash incentive compensation. Senior executives that participate in the Fiscal 2023 Executive Bonus Plan including the named executive officers other than our Chief Executive Officer are eligible for discretionary cash incentive compensation upon the recommendation of our Chief Executive Officer and approval by our compensation committee. The discretionary cash incentive compensation pool would only be funded up to a maximum of ten percent of the total cash incentive compensation pool, if the weighted average of the total revenue and non-GAAP net loss achievement percentages, without regard to the respective multipliers, exceeded 50%. Our named executive officers did not receive additional amounts under this additional cash incentive compensation pool.

Equity Awards

We grant equity awards with multi-year vesting provisions to incentivize and reward our named executive officers for long-term corporate performance based on the value of our common stock and, thereby, to align the interests of our named executive officers with those of our stockholders. Since the completion of our initial public offering, our equity awards have generally been made in the form of restricted stock units, or RSU, awards that are settled in shares of our common stock. Equity awards are generally subject to vesting over a three to five-year period based on continued employment, with awards subject to vesting in equal quarterly increments. We believe the time-based vesting requirement of our long-term equity incentive awards promotes retention by providing an incentive for our named executive officers to remain in our employment throughout the vesting period.

The size of the equity awards that we grant to our named executive officers in connection with their hire is determined through arm’s-length negotiation, taking into account such factors as the named executive officer’s prospective role and responsibilities, the named executive officer’s expected cash compensation, the equity award’s potential incentive and retention value, survey data on the size of new-hire awards provided by similar companies to similarly-situated employees, and prevailing market conditions. On a periodic basis, most often annually, we also grant equity awards to our named executive officers as additional incentive to continue service with us or to recognize exceptional corporate and individual performance.

In fiscal 2023 the compensation committee reviewed market data and analysis of the named executive officer’s unvested equity awards in the second quarter of the fiscal year. On June 28, 2022, our compensation committee approved the grant of a time-based RSU award to Mr. Shin in accordance with our historical practices. These RSU awards vest in equal quarterly increments over sixteen quarters beginning on September 20, 2022, and thereafter on a quarterly basis, in each case, subject to the applicable named executive officer’s continued service to us on each such vesting date.

To determine the size of the fiscal 2023 RSU awards, the compensation committee considered many factors such as the competitiveness of the equity awards based on market data provided by the compensation committee’s consultant, including the market 50th and 75th percentile; the economic value of the named executive officer’s unvested equity awards and the ability of this equity to satisfy our retention objectives; the named executive officer’s performance, contributions, responsibilities, and experience; the equity award recommendations of our Chief Executive Officer (except with respect to his awards); and internal equity considerations. To assess the competitiveness of the proposed equity award, as one relevant factor in the analysis, the compensation committee reviewed each named executive officer’s intended total direct compensation on an annual basis over a four year period, which includes the projected value of current and proposed equity awards vesting in each year, applying a share price growth assumption to those awards.

The vesting of all equity awards granted to our named executive officers in fiscal 2023 may be accelerated upon the termination of their employment under certain circumstances, as described under “Executive Compensation—Named Executive Officer Employment Agreements” and “—Potential Payments upon Termination or Change in Control”. See “Executive Compensation—Summary Compensation Table” and “—Grants of Plan-Based Awards” for further details about these awards.

Executive Team Adjustments

Lerman Resignation

Howard Lerman resigned from his position as Chief Executive Officer of the Company effective March 25, 2022, at which time transitioned to a new role as an advisor to the Company pursuant to the terms of an advisory agreement with a term of one year. Effective March 25, 2022, unvested restricted stock units granted to Mr. Lerman were forfeited, and Mr. Lerman ceased participation in the Company’s Change in Control and Severance Policy.

Walrath Appointment

Effective March 25, 2022, Michael Walrath was appointed as our Chief Executive Officer. In connection with Mr. Walrath’s appointment, the Company entered into an employment letter with Mr. Walrath effective as of March 25, 2022. The employment agreement provides that Mr. Walrath will not receive any cash compensation and will receive an inducement award of 2,000,000 performance-based restricted stock units (the “PSUs”). The PSUs are subject a stand-alone PSU agreement. The PSUs become eligible to vest (“Eligible PSUs”) based upon achievement of the following stock price targets (measured based on the average closing price of the Company’s common stock for any 30 consecutive trading day period (“Stock Price Achievement”)):

●	Tranche 1: 25% of the PSUs become Eligible PSUs upon Stock Price Achievement that equals or exceeds $15.
●	Tranche 2: 25% of the PSUs become Eligible PSUs upon Stock Price Achievement that equals or exceeds $17.
●	Tranche 3: 25% of the PSUs become Eligible PSUs upon Stock Price Achievement that equals or exceeds $19.
●	Tranche 4: 25% of the PSUs become Eligible PSUs upon Stock Price Achievement that equals or exceeds $21.

If any tranche becomes Eligible PSUs, then 1/16 of the Eligible PSUs of the applicable earned tranche will vest quarterly on each of June 20, September 20, December 20 and March 20, in each case subject to his continued service on each such date, provided that such service-based vesting requirement will be accelerated upon a change in control. Currently, Mr. Walrath receives no other compensation for this new role.

Our compensation committee designed Mr. Walrath’s compensation program in this manner because it believed that doing so would best serve to align Mr. Walrath’s interests with those of shareholders in maximizing shareholder value.

Cakebread Resignation

Effective March 25, 2022, Mr. Cakebread resigned from his position as Chief Financial Officer of the Company effective March 25, 2022. In connection with his separation, our compensation committee approved (i) accelerated vesting of 100,000 outstanding and unvested restricted stock units, (ii) 6 months of base salary continuation, and (iii) a lump sum payment equal to 50% of his target annual bonus, subject to him signing and not revoking a release of claims with the Company following his termination date. Mr. Cakebread’s outstanding stock options from his 2017 grant forfeited upon his termination of employment.

Bond Appointment

Effective March 25, 2022, the Board has appointed Darryl Bond to succeed Mr. Cakebread as our Chief Financial Officer. In connection with Mr. Bond’s appointment as the Company’s Chief Financial Officer, effective March 25, 2022, Mr. Bond’s base salary was increased to $400,000 and his target annual cash incentive compensation was increased to $250,000. On March 8, 2022, Mr. Bond received a grant of 600,000 restricted stock units of which one-sixteenth of shares subject to award vests on June 20, 2022 and then quarterly thereafter on each of September 20, December 20 and March 20 of each year, in each case subject to his continued service on each such date. In granting this award, our compensation committee determined that it was appropriately-sized given the scope of Mr. Bond’s responsibility, the value of his unvested equity holdings, our short-and long-term objectives, and prevailing market conditions.

2023 Special Retention Program

On March 7, 2022, the compensation committee determined that it was appropriate to award special retention awards, each consisting of (i) a cash retention bonus and (ii) restricted stock units (the “2023 Retention Program”), to the named executive officers of the Company listed below, and approved 2023 Retention Program as set forth below:

Name and Principal Position	Cash Bonus ($)(1)	Restricted Stock Unit Awards (shares subject to award)(2)
Marc Ferrentino	$308,750	50,000
Ho Shin	$273,000	30,000
David Rudnitsky(3)	$341,250	80,411

(1)  Lump sum amount to be paid on the first payroll date of February 2023.

(2)  100% of the restricted stock units shall vest on December 20, 2022.

(3)  Mr. Rudnitsky resigned effective June 7, 2022. His opportunity under the 2023 Retention Program was adjusted as described below.

Our compensation committee believed that the 2023 Retention Program was necessary to incentivize the eligible named executive officers to maintain employment with us during fiscal year 2023. The 2023 Retention Program was subject to the terms of a letter agreement between the Company and each applicable named executive officer. To earn the benefits provided under the 2023 Retention Program, the applicable named executive officer was required to be continuously employed through the applicable payment or vesting date.

Ferrentino Incremental Grant

In connection with changes to our executive team in March 2022, Mr. Ferrentino received a grant of 600,000 restricted stock units of which one-sixteenth of shares subject to award vests on June 20, 2022 and then quarterly thereafter on each of September 20, December 20 and March 20 of each year, in each case subject to his continued service on each such date. In granting this award, our compensation committee determined that it was appropriately-sized given the scope of Mr. Ferrentino’s responsibility, the value of his unvested equity holdings, our short-and long-term objectives, and prevailing market conditions.

Rudnitsky Resignation

On June 7, 2022, David Rudnitsky resigned from his position as Chief Revenue Officer of the Company effective immediately but remained an employee through September 30, 2022. In connection with his separation, Mr. Rudnitsky became entitled to receive (i) accelerated vesting of 87,525 restricted stock units from his outstanding and unvested grants;(ii) continued severance payments equal to 6 months of his annual base salary;(iii) a pro-rated portion of his target annual bonus, (iv) a pro-rated portion of his special retention cash bonus previously disclosed in the Company’s Current Report on Form 8-K filed on March 8, 2022;and (v) payments for 6 months of COBRA premiums. Mr. Rudnitsky outstanding stock options from his 2017 grant were immediately forfeited.

Distelburger Transitionary Arrangements

Effective June 7, 2022, Mr. Distelburger was appointed as interim Chief Revenue Officer while the Company conducted a search for a permanent replacement. Effective October 7, 2022, Mr. Distelburger stepped down from his position as Chief Revenue Officer of the Company effective immediately, and remained an employee of the Company until his resignation on March 8, 2023. In connection with his resignation, Mr. Distelburger entered into a resignation letter, and pursuant to the terms thereof Mr. Distelburger became entitled to receive (i) continued vesting of equity awards until June 20, 2025, provided that Mr. Distelburger remains a service provider and (ii) payments for 12 months of COBRA premiums. In addition, Mr. Distelburger’s vested options will not start their post-termination exercise period until his service on the Company’s board of directors terminates. Further, Mr. Distelburger agreed to waive all participation in the Company’s Outside Director Compensation Policy until the beginning of the fiscal year ending January 31, 2026. Effective March 8, 2023, Mr. Distelburger is no longer a participant in the Company’s Change in Control and Severance Policy. Consistent with the terms for other non-employee directors, Mr. Distelburger’s then-unvested equity awards would accelerate upon a change in control of the Company.

Severance and Change of Control

Our Board of Directors has adopted a change of control and severance policy, which applies to our named executive officers. The material terms of this policy and the change of control provisions in our equity incentive plans are set forth in “Executive Compensation—Potential Payments upon Termination or Change in Control” below.

Other Compensation and Benefits

We maintain a tax-qualified retirement plan, or the 401(k) plan, that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. See “Executive Compensation—401(k) Plan” below.

Participation in the 2017 Employee Stock Purchase Plan (“ESPP”) is available to all named executive officers on the same basis as our other U.S. employees. However, any named executive officers who would become 5% stockholders as a result of their participation in the ESPP or who hold rights to purchase shares of our common stock under all of our employee stock purchase plans that accrue at a rate that exceeds $25,000 worth of shares of our common stock for each calendar year that the offering cycle is in effect, are ineligible to participate in the ESPP in excess of such accrued amount. Under the ESPP, participants may purchase the Company’s common stock through payroll deductions, up to a maximum of 15% of their eligible compensation, subject to a maximum of 10,000 shares of common stock during a purchase period. A new offering period will commence on the first trading day on or after March 15th and September 15th each year, or on such other date as the administrator will determine and will end on the first trading day, approximately six months later, on or after September 15th and March 15th, respectively. The number of shares participants may purchase is variable, as participants may purchase as many shares as the full amount of their withholdings will permit, based on the purchase price. Unless changed by the administrator, the purchase price for each share of common stock purchased under the ESPP will be 85% of the lower of the fair market value per share on the first trading day of the applicable offering period or the fair market value per share on the last trading day of the applicable offering period.

Our named executive officers are also entitled to participate in the employee benefit plans that are available to our U.S.-based, full-time employees, on the same terms and conditions as such other employees participate, except that we pay 100% of the premiums on behalf of our named executive officers. These benefit plans include health, dental and vision insurance; medical and dependent care flexible spending accounts; short- and long-term disability insurance; and life insurance, which are generally consistent with those offered by companies that we compete with for employees.

In fiscal 2022 and 2023 we have provided risk-based, business-related and personal security services to Messrs. Lerman and Distelburger and their families. We do not consider the security measures provided to our named executive officers to be a personal benefit, but rather reasonable and necessary expenses for the benefit of the Company. However, in accordance with SEC disclosure rules, the aggregate cost of these services is reported in “Executive Compensation—Summary Compensation Table.”

Prohibition on Hedging and Pledging Transactions

Our insider trading policy prohibits our named executive officers from engaging in the following activities with respect to our common stock: short sales, trading in derivative securities, hedging transactions, pledging stock as collateral, or holding stock in a margin account.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally limits the amount of our federal income tax deductions for compensation paid to our Chief Executive Officer and certain of our most highly-compensated executive officers in any taxable year to $1 million per person. Beginning on or after January 1, 2027, the American Rescue Plan Act of 2021 will further expand the applicability of Section 162(m) to include the next five highest paid corporate officers.

Our compensation committee has not adopted a policy that requires that all compensation paid to our named executive officers be fully deductible. Our compensation committee is aware of the benefit of being able to fully deduct the compensation paid to our named executive officers, but our compensation committee intends to continue to compensate our named executive officers consistent with the best interests of our Company and our stockholders even if such compensation is not fully deductible because our compensation committee believes that we must retain the flexibility to compensate our named executive officers in a manner that best promotes our business objectives.

“Parachute Payments” and Deferred Compensation

Certain service providers may be subject to an excise tax under Section 4999 of the Internal Revenue Code if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and we, or a successor, may forfeit a deduction on the amounts subject to this excise tax under Section 280G of the Internal Revenue Code. Section 409A of the Internal Revenue Code (“Section 409A”) imposes significant additional taxes on a service provider if the service provider receives “deferred compensation” that does not meet the requirements of Section 409A.

We do not provide (and did not have any agreements or obligations to provide) any of our named executive officers with a “gross-up” payment or other reimbursement for any excise tax liability that he might owe under Section 4999 or for any additional tax that he might owe under Section 409A.

Accounting Considerations

Authoritative accounting guidance on stock compensation requires measurement of the compensation expense for all share-based awards made to employees (such as our named executive officers) and directors based on the grant date “fair value” of the awards. Even though our named executive officers and directors may never realize any value from their equity awards, these values have been calculated for accounting purposes and reported in the tables below. This guidance also requires us to recognize the compensation cost of share-based awards in our income statements over the period that the named executive officer or director is required to continue service with us in order to vest in the equity award.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management and, based on such review and discussions, the compensation committee recommended to our Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in the Company’s Annual Report on Form 10-K for fiscal 2023 and included in this proxy statement.

Submitted by the compensation committee of our Board of Directors:

Jesse Lipson (Chairman)

Shane Battier

Tamar Yehoshua

This report of the compensation committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by Yext under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, except to the extent Yext specifically requests that the information be treated as “soliciting material” or specifically incorporates it by reference.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information regarding the total compensation for services rendered in all capacities that was earned by our named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)		Total ($)
Michael Walrath(4) Chief Executive Officer	2023	—	$11,435,000	—	$7,362	(5)	$11,442,362
Darryl Bond(6) Chief Financial Officer	2023	$396,250	$3,552,000	$240,925	$9,323	(7)	$4,198,498
Marc Ferrentino Chief Strategy Officer	2023	$496,154	$3,848,000	$319,247	$308,750	(8)	$4,972,151
	2022	468,750	1,464,000	191,871	—		2,124,621
	2021	450,000	2,311,500	207,885	—		2,969,385
Ho Shin(9) General Counsel	2023	$420,000	$1,325,100	$195,000	$312,599	(10)	$2,252,699
	2022	$415,000	$732,000	$141,374	$39,845		$1,328,219
	2021	$400,000	$2,311,500	$153,835	$40,335		$2,905,670
Howard Lerman Former Chief Executive Officer	2023	$76,923	—	—	$39,844	(11)	$116,767
	2022	500,000	6,148,800	—	$298,216		$6,947,016
	2021	500,000	$3,082,000	—	$262,235		$3,844,235
Brian Distelburger Former President & COO	2023	$365,001	—	$265,000	$39,599	(12)	$669,600
	2022	365,000	1,464,000	194,556	109,398		2,132,954
	2021	365,000	2,311,500	220,358	163,542		3,060,400
Steven Cakebread Former Chief Financial Officer	2023	$76,923	—	—	$919,643	(13)	$996,566
	2022	495,000	4,392,000	319,457	$25,312		5,231,769
	2021	480,000	—	349,247	$26,038		855,285
David Rudnitsky(14) Former Chief Revenue Officer	2023	$353,366	$476,033	$—	$993,226	(15)	$1,822,625
	2022	524,519	3,750,250	385,442	$35,666		4,695,877

(1)	The amounts in this column represent the aggregate grant-date fair value of the award as computed in accordance with FASB ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-based vesting conditions. The assumptions used in calculating the grant-date fair value of the awards reported in this column are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2023. These amounts may not correspond to the actual value that may be received by the named executive officers.
(2)	The amounts reported represent the target amounts payable in the applicable fiscal year under our executive bonus plan. For additional information regarding our executive bonus plan, see “Compensation Discussion and Analysis—Executive Compensation Program Components—Cash Incentive Compensation.”
(3)	The amounts include 100% of the premiums paid for participation in our employee welfare benefits plan. We do not fully pay premiums for all employees.
(4)	Mr. Walrath was not among the Company’s named executive officers in fiscal 2021 or 2022.
(5)	Consists of compensation received in connection with Mr. Walrath’s service as a non-employee director prior to his appointment as our Chief Executive Officer.
(6)	Mr. Bond was not among the Company’s named executive officers in fiscal 2021 or 2022.
(7)	Consists of $1,448 of 401(k) matching contributions and $7,875 of premiums paid for participation in our employee welfare benefits plan.
(8)	Consists of a cash retention bonus of $308,750. For more information on the retention bonus, see “Compensation Discussion and Analysis—2023 Special Retention Program.”
(9)	Mr. Shin was not among the Company’s named executive officers in fiscal 2022.
(10)	Consists of a cash retention bonus of $273,000, $1,400 of 401(k) matching contributions and $38,199 of premiums paid for participation in our employee welfare benefits plan. For more information on the retention bonus, see “Compensation Discussion and Analysis—2023 Special Retention Program.”
(11)	Consists of $6,632 of premiums paid for participation in our employee welfare benefits plan and $33,212 of costs paid by the Company for security arrangements provided for Mr. Lerman and his family.
(12)	Consists of $1,400 of 401(k) matching contributions and $38,199 of premiums paid for participation in our employee welfare benefits plan.

(13)	Consists of $695,000 of accelerated equity based on closing price of Yext stock on termination date, $4,643 of premiums paid for participation in our employee welfare benefits plan and severance-related payments of $220,000.
(14)	Mr. Rudnitsky was not among the Company’s named executive officers in fiscal 2021.
(15)	Consists of $390,362 of accelerated equity based on closing price of Yext stock on termination date, $25,364 of premiums paid for participation in our employee welfare benefits plan, the prorated portion of $227,500 of a $341,250 cash retention bonus and severance-related payments of $350,000. For more information on the retention bonus, see “Compensation Discussion and Analysis—2023 Special Retention Program.”

Grants of Plan-Based Awards

The following table provides information regarding grants of incentive plan-based awards made to each of our named executive officers during fiscal 2023. Each of these types of awards is discussed in “Compensation Discussion and Analysis” above.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Target ($)(1)	Maximum ($)(2)	All Other Stock Awards: Number of Shares of Stock or Units		Grant Date Fair Value of Stock and Option Awards ($)(3)
Michael Walrath(4)	3/8/2022	—	—	2,000,000		11,435,000
Darryl Bond	—	$240,925	$361,388	—		—
	3/8/2022	—	—	600,000	(5)	$3,552,000
Marc Ferrentino	—	$319,247	$478,871	—		—
	3/8/2022	—	—	600,000	(5)	$3,552,000
	3/8/2022	—	—	50,000	(6)	$296,000
Ho Shin	—	$195,000	$292,500	—		—
	3/8/2022	—	—	30,000	(6)	$177,600
	6/28/2022	—	—	225,000	(7)	$1,147,500
Howard Lerman(8)	—	—	—	—		—
Brian Distelburger(9)	—	$265,000	$397,500	—		—
Steven Cakebread(8)	—	—	—	—		—
David Rudnitsky(8)	3/8/2022	—	—	80,411	(6)	$476,033

(1)	The amounts in this column represents the annualized target cash incentive compensation opportunities for fiscal 2023 under the Employee Incentive Plan. The cash incentive compensation granted to a named executive officer is based on the achievement of certain performance goals established by the compensation committee. If minimum performance goals established by the compensation committee are not achieved, no cash incentive compensation will be paid. See “Compensation Discussion and Analysis—Executive Compensation Program Components—Cash Incentive Compensation” for additional information regarding performance goals and the computation of cash incentive compensation.
(2)	The amounts in this column represent the maximum target cash incentive compensation opportunities under the Fiscal 2023 Executive Bonus Plan provided certain conditions have been satisfied. See “Compensation Discussion and Analysis—Executive Compensation Program Components—Cash Incentive Compensation”.
(3)	The amounts in this column represent the aggregate grant-date fair value of the award as computed in accordance with FASB ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-based vesting conditions. The assumptions used in calculating the grant-date fair value of the awards reported in this column are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2023. These amounts may not correspond to the actual value that may be received by the named executive officers.
(4)	Mr. Walrath joined as our chief executive officer effective March 25, 2022. He was not eligible for a bonus in fiscal 2023. Mr. Walrath’s inducement award of 2,000,000 PSUs is subject a stand-alone PSU agreement. The PSUs become eligible to vest based upon achievement of certain stock price targets, as further described in the section titled “Compensation Discussion and Analysis—Executive Compensation Program Components—Executive Team Adjustments—Walrath Appointment.”
(5)	Represents restricted stock units granted under our 2016 Plan. One-sixteenth of shares subject to award vested on June 20, 2022, and vests quarterly thereafter on each of September 20, December 20, March 20 and June 20, subject to the executive’s continued service on each such date, until the award is fully vested on March 20, 2026. For information regarding the vesting acceleration provisions applicable to our named executive officers’ equity awards, see “—Potential Payments Upon Termination or Change in Control” below.
(6)	Represents restricted stock units granted under our 2016 Plan. All shares subject to award fully vested on December 20, 2022. For information regarding the vesting acceleration provisions applicable to our named executive officers’ equity awards, see “—Potential Payments Upon Termination or Change in Control” below.

(7)	Represents restricted stock units granted under our 2016 Plan. One-sixteenth of shares subject to award vested on September 20, 2022, and vests quarterly thereafter on each of December 20, March 20, June 20 and September 20, subject to the executive’s continued service on each such date, until the award is fully vested on June 20, 2026. For information regarding the vesting acceleration provisions applicable to our named executive officers’ equity awards, see “—Potential Payments Upon Termination or Change in Control” below.
(8)	Messrs. Lerman, Cakebread and Rudnisky terminated employment prior to the end of fiscal 2023 and were not eligible for cash incentive compensation with respect to fiscal 2023. For additional information, please see the section titled “Compensation Discussion and Analysis—Executive Compensation Program Components.”
(9)	Mr. Distelburger stepped down as an executive officer of the Company effective October 7, 2022 and continued employment through March 8, 2023.

Outstanding Equity Awards

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of January 31, 2023.

The vesting schedule applicable to each outstanding equity award is described in the footnotes to the table below. In each case vesting is subject to the named executive officer’s continued service on the applicable vesting date. For information regarding applicable vesting acceleration provisions, see “—Potential Payments Upon Termination or Change in Control”.

	Option Awards					Stock Awards
Named Executive Officer	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)(1)
Michael Walrath	3/8/2022(2)	—	—	—	—	2,000,000	13,900,000
Darryl Bond	3/8/2022(3)	—	—	—	—	487,500	3,388,125
	9/21/2021(4)	—	—	—	—	52,500	364,875
	6/29/2021(3)	—	—	—	—	31,250	217,188
	9/29/2020(3)	—	—	—	—	26,250	182,438
	6/12/2019(3)	—	—	—	—	2,188	15,207
	12/15/2016(5)	28,000	—	7.18	12/15/2026	—	—
	9/10/2015(5)	15,000	—	5.00	9/10/2025	—	—
	1/28/2015(5)	40,000	—	3.06	1/12/2025	—	—
Marc Ferrentino	3/8/2022(3)	—	—	—	—	487,500	3,388,125
	6/29/2021(3)	—	—	—	—	62,500	434,375
	9/29/2020(3)	—	—	—	—	65,625	456,094
	6/12/2019(3)	—	—	—	—	18,750	130,313
	12/21/2017(6)	60,000	—	12.47	12/21/2027	—	—
	4/28/2016(5)	250,000	—	6.11	4/28/2026	—	—
	12/3/2015(5)	250,000	—	6.05	12/3/2025	—	—
Ho Shin	6/28/2022(3)	—	—	—	—	196,875	1,368,281
	6/29/2021(3)	—	—	—	—	31,250	217,188
	9/29/2020(3)	—	—	—	—	65,625	456,094
	6/12/2019(3)	—	—	—	—	3,125	21,719
	9/9/2016(5)	192,587	—	6.58	9/9/2026	—	—
Howard Lerman	4/28/2016(5)	1,100,000	—	6.11	4/28/2026	—	—
Brian Distelburger	6/29/2021(3)	—	—	—	—	62,500	434,375
	9/29/2020(3)	—	—	—	—	65,625	456,094
	6/12/2019(3)	—	—	—	—	10,625	73,844
	4/28/2016(5)	500,000	—	6.11	4/28/2026	—	—

(1)	The market value of unvested restricted stock units is based on the closing price of the Company’s common stock on January 31, 2023 of $6.95 per share.
(2)	The PSUs are subject a stand-alone PSU agreement. The PSUs become eligible to vest based upon achievement of certain stock price targets, as further described in the section titled “Compensation Discussion and Analysis—Executive Compensation Program Components—Executive Team Adjustments—Walrath Appointment.”
(3)	One-sixteenth of shares subject to award vests on each of March 20, June 20, September 20 and December 20, beginning on the first such date in the fiscal quarter following the grant date.

(4)	Forty percent of total shares subject to award vest in equal quarterly increments over the first four vesting dates, 30 percent of total shares subject to award vest in equal quarterly increments over the following four vesting dates, 20 percent of total shares subject to award vest in equal quarterly increments over the following four vesting dates, and 10 percent of total shares subject to award vest in equal quarterly increments over the final four vesting dates.
(5)	Shares subject to the option are fully vested. One-fourth of the shares subject to the option vested ten months to one year after the grant date, and one thirty-sixth of the remaining shares subject to the option vested monthly thereafter.
(6)	Shares subject to the option are fully vested. One-twelfth of shares subject to the option vested on March 20, 2018 and then quarterly thereafter on each June 20, September 20, December 20 and March 20.

Option Exercises and Stock Vested

The following table presents, for each named executive officer, the shares of our common stock that were acquired upon the exercise of stock options or vesting of RSUs and the related value realized during fiscal 2023.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting(2)
Michael Walrath	—	$—	14,383	(3)	$81,742
Darryl Bond	—	$—	185,000		$1,032,661
Marc Ferrentino	—	$—	262,500		$1,511,250
Ho Shin	—	$—	118,125		$696,507
Howard Lerman	—	$—	60,625		$412,856
Brian Distelburger	—	$—	91,250		$530,122
Steven Cakebread	—	$—	125,000		$770,250
David Rudnitsky	—	$—	205,650		$1,063,240

(1)	The value realized on exercise is pre-tax and represents the difference between the fair market value of the common stock underlying the options on the date of exercise and the applicable exercise price.
(2)	The value realized on vesting is pre-tax and is determined by multiplying the closing market price per share of our common stock on the business day prior to vesting date by the number of shares that vested.
(3)	Represents vesting of restricted stock awards received for service as a non-employee director prior to Mr. Walrath’s appointment as our Chief Executive Officer.

401(k) Plan

We maintain a tax-qualified retirement plan, or the 401(k) plan, that provides eligible employees, including our named executive officers, with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees are able to participate in the 401(k) plan on the date they meet the 401(k) plan’s eligibility requirements. All participants’ interests in their deferrals are 100% vested when contributed. As a tax-qualified retirement plan, contributions to the 401(k) Plan and earnings on those contributions are not taxable to our employees until they are distributed from the 401(k) Plan, and any contributions we make are deductible by us when they are made. On January 1, 2019, we began making matching contributions to eligible participants. We currently match 25% of eligible contributions made to the 401(k) Plan by our employees up to a maximum of $1,400 per fiscal year. Such matching contributions vest 50% after one year of service and are fully vested after two years of service.

Pension Benefits

We do not maintain any pension plan or arrangement under which our named executive officers are entitled to participate or receive post-retirement benefits.

Non-Qualified Deferred Compensation

We do not maintain any non-qualified deferred compensation plans or arrangements under which our named executive officers are entitled to participate.

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer. For fiscal 2023:

●	As disclosed in the “Summary Compensation Table” above, the annual total compensation of our Chief Executive Officer for fiscal 2023 was $11.4 million; and

●	the annual total compensation of our median employee for fiscal 2023 was $155,477.

Based on this information, for fiscal 2023, the ratio of our Chief Executive Officer’s annual total compensation to the median of the annual total compensation of all our employees was approximately 74:1.

We identified the median employee based on examination of compensation data for all employees other than our Chief Executive Officer as of November 1, 2022 (the “determination date”). First, in determining our employee population, we considered the individuals, excluding our Chief Executive Officer, who were employed by us and our consolidated subsidiaries on the determination date based on our payroll records. Further, we did not exclude any non-U.S. employees under the de minimis exception set forth in Item 402(u) of Regulation S-K. To identify our median employee, we chose to use as our consistently applied compensation measure annual base salary (including annual target commissions for sales employees) and the grant date fair value of equity awards, in each case, for the 12-month period preceding the determination date. For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using the average applicable exchange rates in effect on the determination date. Consistent with fiscal 2022, our compensation measure for fiscal 2023 was annual base pay and commissions. We did not make any cost-of-living adjustments. Once we applied our consistently applied compensation measure, we omitted anyone from being the median employee if they had not served for one full calendar year; we did not think a person who had served less than one year would have representative compensation as a median employee. Once we identified our median employee, we then calculated the annual total compensation for this individual consistent with the methodology used to calculate the annual total compensation for our Chief Executive Officer in the “Summary Compensation Table” above in accordance with the applicable rules and regulations of the SEC.

This pay ratio is a reasonable estimate calculated in a manner consistent with the SEC’s rules and regulations, based on our records and the methodology described above. The SEC’s rules and regulations for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies and to use reasonable estimates and assumptions based on their own facts and circumstances. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different estimates, assumptions, and methodologies in calculating their own pay ratios.

Named Executive Officer Employment Arrangements

We have entered into a confirmatory employment letter with each of our named executive officers. The confirmatory employment letters have no specific term and provide that each named executive officer is an at-will employee. The confirmatory employment letters also set forth the named executive officer’s initial base salary, initial annual target incentive payment and eligibility for the Company’s customary benefit plans, subject to the terms and conditions of such plans and programs. Each named executive officer is eligible for severance and change of control-related benefits as described under “—Potential Payments Upon Termination or Change in Control—Change of Control and Severance Policy.”

Howard Lerman Separation Agreement and Advisor Agreement

Effective March 25, 2022, Mr. Lerman resigned from his position as our Chief Executive Officer and our Board of Directors to transition to a new role as an advisor to the Company effective March 25, 2022. Pursuant to an advisor agreement and customary separation agreement, Mr. Lerman’s unvested options and restricted stock units forfeited as of March 25, 2022; however, his vested options will not start their post-termination exercise period until after the end of the advisory period. In addition, Mr. Lerman is no longer a participant in our Change in Control and Severance Policy effective March 25, 2022.

Steve Cakebread Separation Agreement

Effective March 25, 2022, Mr. Cakebread resigned from his position of our Chief Financial Officer. In connection with his separation agreement, Mr. Cakebread received (i) accelerated vesting of 100,000 outstanding and unvested restricted stock units, (ii) 6 months of base salary continuation, and (iii) a lump sum payment equal to 50% of his target annual bonus. As part of the separation agreement, Mr. Cakebread agreed that his outstanding stock options from his 2017 grant forfeited upon his termination of employment.

Michael Walrath Appointment as Chief Executive Officer

Effective March 25, 2022, Mr. Walrath was appointed our Chief Executive Officer. In connection with Mr. Walrath’s appointment, we entered into an employment letter with Mr. Walrath. The employment letter provides that Mr. Walrath will not receive any cash compensation and will receive a grant of 2,000,000 performance-based restricted stock units (the “PSUs”) as described in our Outstanding Equity Awards table above.

Potential Payments upon Termination or Change in Control

Change of Control and Severance Policy

Our Board of Directors adopted a Change of Control and Severance Policy, or the Policy, which applies to each of our named executive officers. The Policy has a term of three years generally and automatically renews for additional one-year terms, unless we provide notice of non-renewal at least 60 days prior to the date of the automatic renewal. Under the Policy, if we terminate a named executive officer’s employment other than for cause, death or disability or the named executive officer resigns for good reason, as such terms are defined in the Policy, during the period from 60 days prior to until twelve months following a change of control, as defined in the Policy, with such period being referred to as the change of control period, such named executive officer will be eligible to receive the following severance benefits, less applicable tax withholdings:

●	100% of the named executive officer’s then-outstanding and unvested time-based equity awards will become vested and exercisable;

●	a lump sum cash amount equal to six months of the named executive officer’s base salary;

●	a lump sum cash amount equal to (x) 100% of the named executive officer’s target annual bonus plus (y) the named executive officer’s target annual bonus as in effect for the fiscal year in which the named executive officer’s termination occurs but prorated based on the number of days the named executive officer was actually employed during the fiscal year; and

●	payment or reimbursement of continued health coverage for the named executive officer and the named executive officer’s dependents under COBRA for a period of up to six months.

Further, under the Policy, if we terminate a named executive officer’s employment other than for cause, death or disability or such named executive officer resigns for good reason any time other than during the change of control period, such named executive officer will be eligible to receive the following severance benefits, less applicable tax withholdings: 15% of the named executive officer’s then-outstanding and unvested time-based equity awards will become vested and exercisable; continued payments of base salary for six months; a lump sum cash amount equal to the named executive officer’s target annual bonus as in effect for the fiscal year in which the named executive officer’s termination occurs but prorated based on the number of days the named executive officer was actually employed during the fiscal year; and payment or reimbursement of continued health coverage for the named executive officer and the named executive officer’s dependents under COBRA for a period of up to six months. To receive the severance benefits upon a qualifying termination, either in connection with or not in connection with a change of control, a named executive officer must sign and not revoke our standard separation agreement and release of claims within the timeframe set forth in the Policy and must continue to adhere to the named executive officer’s non-competition, non-disclosure, and invention assignment agreement.

If any of the payments provided for under the Policy or otherwise payable to a named executive officer would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and would be subject to the related excise tax under Section 4999 of the Internal Revenue Code, then the named executive officer will be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the named executive officer.

The following table reflects the potential payments and benefits to which our named executive officers would be entitled under the Policy, and in the case of Mr. Walrath, his award of PSUs, assuming that both a change in control if applicable and termination of employment occurred on January 31, 2023.

	Qualified Termination during Change of Control Period(1)				Qualified Termination outside of Change of Control Period(1)
Name	Cash Severance ($)	Continued Benefits ($)	Equity Acceleration ($)(2)	Total ($)	Cash Severance ($)	Continued Benefits ($)	Equity Acceleration ($)(2)	Total ($)
Michael Walrath(3)	—	—	—	—	—	—	—	—
Darryl Bond	$700,000	$4,016	$4,167,833	$4,871,849	$450,000	$4,016	$625,175	$1,079,191
Marc Ferrentino	$900,000	—	$4,408,907	$5,308,907	$575,000	—	$661,336	$1,236,336
Ho Shin	$600,000	$19,481	$2,063,282	$2,682,763	$405,000	$19,481	$309,492	$733,973
Howard Lerman(4)	—	—	—	—	—	—	—	—
Brian Distelburger(5)	$1,210,000	$38,963	$964,313	$2,213,276	$630,000	$38,963	$144,647	$813,610
Steven Cakebread(4)	—	—	—	—	$470,000	—	695,000	$1,165,000
David Rudnitsky(4)	—	—	—	—	$867,133	—	390,362	$1,257,495

(1)	A “qualified termination” and “change of control period” have the meanings set forth in the Policy as summarized above under “—Change of Control and Severance Policy.”
(2)	Based on the closing price of a share of common stock on January 31, 2023, less in the case of options the applicable exercise price for each option for which vesting would have been accelerated.
(3)	In the event that stock price targets related to Mr. Walrath’s award of PSUs are satisfied in connection with a change of control, the applicable service-based vesting requirement will be accelerated. Based on the closing price of a share of common stock on January 31, 2023, no stock price targets would be satisfied. Mr. Walrath is not eligible for accelerated vesting in connection with a termination of employment.
(4)	Represents amounts actually paid/payable in connection with the named executive officer’s termination of employment. Equity acceleration for terminated executives was determined by taking awards subject to acceleration based on the closing price of the Company’s common stock on the termination date.
(5)	Mr. Distelburger resigned on March 8, 2023, and is no longer a participant in the Policy.

Equity Incentive Plans

2016 Equity Incentive Plan. Our 2016 Equity Incentive Plan, or the 2016 Plan, provides that in the event of a merger or change in control, as defined in the 2016 Plan, each outstanding award will be treated as the administrator determines, including that the successor corporation or its parent or subsidiary will assume or substitute an equivalent award for each outstanding award, except that if a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels and such award will become fully exercisable, if applicable, for a specified period prior to the transaction, unless specifically provided for otherwise under the applicable award agreement or other written agreement with the participant. The award will then terminate upon the expiration of the specified period of time. If an option or stock appreciation right is not assumed or substituted, the administrator will notify the participant in writing or electronically that such option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion and the option or stock appreciation right will terminate upon the expiration of such period.

If an outside director’s awards are assumed or substituted for in a merger or change in control and the service of such outside director is terminated on or following a change in control, other than pursuant to a voluntary resignation, his or her options and stock appreciation rights, if any, will vest fully and become immediately exercisable, all restrictions on his or her restricted stock and restricted stock units will lapse and all performance goals or other vesting requirements for his or her performance shares and units will be deemed achieved at 100% of target levels, and all other terms and conditions met.

2008 Equity Incentive Plan. Our 2008 Equity Incentive Plan, or 2008 Plan, provides that in the event of a change in control, as defined under the 2008 Plan, the administrator may, in its sole and absolute discretion and without the need for the consent of any participant, take one or more of the following actions: accelerate the vesting of all outstanding options, in whole or in part, cause any or all outstanding restricted stock or restricted stock units to become non-forfeitable, in whole or in part, provide for the substitution of awards, redeem any restricted stock for cash and/or other substitute consideration with a value equal to the fair market value of a share on the date of the change in control, cancel any option in exchange for cash and/or other substitute consideration with a value equal to the number of shares subject to the option multiplied by the difference between the fair market value per share on the date of the change in control and the exercise price of that option (provided that if the fair market value is not greater than the exercise price, the option may be cancelled without any payment therefor), or cancel any restricted stock unit in exchange for cash and/or other substitute consideration with a value equal to the fair market value per share on the date of the change in control.

Indemnification

We have entered into an indemnification agreement with each of our directors and named executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and named executive officers to the fullest extent permitted by Delaware law. See “Certain Relationships and Related Person Transactions – Transactions and Relationships with Directors, Officers and 5% Stockholders – Indemnification of Officers and Directors.”

PAY VERSUS PERFORMANCE

Under rules adopted pursuant to the Dodd-Frank Act, we are required to disclose certain information about the relationship between the compensation actually paid to our named executive officers and certain measures of company performance. The material that follows is provided in compliance with these rules however additional information regarding our compensation philosophy, the structure of our performance-based compensation programs, and compensation decisions made this year are described above under “Compensation Discussion and Analysis.”

The following table provides information regarding compensation actually paid to Michael Walrath, our principal executive officer, and Howard Lerman, our former principal executive officer (each, a “PEO”) and other named executive officers for each fiscal year ended from January 31, 2021 to January 31, 2023, compared to our total shareholder return (“TSR”) from January 31, 2020 through the end of each such year, and our net (loss)/income and revenue for each such year.

					Average Summary Compensation	Average Compensation	Value of Initial Fixed $100 Investment Based On:
Year (a)	Summary Compensation Table Total for First PEO (b)(1)(3)	Compensation Actually Paid to First PEO (c)(1)(4)	Summary Compensation Table Total for Second PEO (b)(2)(3)	Compensation Actually Paid to Second PEO (c)(2)(4)	Table Total for Non-PEO Named Executive Officers (d)(5)	Actually Paid to Non-PEO Named Executive Officers (e)(6)	Total Shareholder Return (f)(7)	Peer Group Total Shareholder Return (g)(8)	Net (Loss)/Income (Millions) (h)(9)	Revenue (Millions) (i)(10)
2023	$116,767	$(4,320,252)	$11,442,362	$11,093,689	$2,485,357	$1,618,305	$47	$142	$(66)	$401
2022	$6,947,016	$1,802,610	—	—	$3,102,688	$314,916	$54	$183	$(93)	$391
2021	$3,844,235	$4,278,373	—	—	$2,171,552	$1,056,461	$113	$146	$(95)	$355

(1)	Our first PEO, Howard Lerman, was our PEO for part of fiscal year 2023.
(2)	Our second PEO, Michael Walrath, has been our PEO since March 25, 2022.
(3)	Represents the total compensation paid to our PEO in each listed year, as shown in our Summary Compensation Table for such listed year.
(4)	Compensation actually paid does not mean that our PEO was actually paid those amounts in the listed year, but this is a dollar amount derived from the starting point of summary compensation table total compensation under the methodology prescribed under the relevant rules as shown in the adjustment table below.

	First PEO			Second PEO
	2021	2022	2023	2023
Summary Compensation Table Total(a)	$3,844,235	$6,947,016	$116,767	$11,442,362
Subtract Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year(b)	$(3,082,000)	$(6,148,800)	—	$(11,435,000)
Add Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year(c)	$3,163,125	$2,976,750	—	$11,120,000
Adjust for Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years(c)	$349,813	$(2,028,063)	—	—
Adjust for Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year(c)	$199,125	$592,988	—	—
Adjust for Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year(c)	$(195,925)	$(537,281)	$(78,206)	$(33,673)
Subtract Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year(c)	—	—	$(4,358,813)	—
Add Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	—	—	—	—
Compensation Actually Paid	$4,278,373	$1,802,610	$(4,320,252)	$11,093,689

_________________

(a)	We have not reported any amounts in our Summary Compensation Table with respect to “Change in Pension and Nonqualified Deferred Compensation” and, accordingly, the adjustments with respect to such items prescribed by the pay-versus-performance rules are not relevant to our analysis and no adjustments have been made.
(b)	The amounts reflect the aggregate grant-date fair value reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.
(c)	In accordance with the requirements of Item 402(v) of Regulation S-K, the fair values of unvested and outstanding equity awards to our named executive officers were re-measured as of the end of each fiscal year, and as of each vesting date, during the years displayed in the table above. We approached the determination of fair value in the same way we have historically determined fair value. The fair values as of each measurement date were determined using valuation assumptions and methodologies (including expected term, volatility, and risk-free interest rates) that are generally consistent with those used to estimate fair value at the grant date under U.S. GAAP. See “Stock-based Compensation Expense” in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for additional details.

(5)	This figure is the average of the total compensation paid to our named executive officers, other than our PEO in each listed year, as shown in our Summary Compensation Table for such listed year. The names of the non-PEO named executive officers in each year are listed in the table below.

2021	2022	2023
Steve Cakebread	Steve Cakebread	Steve Cakebread
Marc Ferrentino	Marc Ferrentino	Marc Ferrentino
Ho Shin	Ho Shin*	Ho Shin
Brian Distelburger	Brian Distelburger	Brian Distelburger
James Steele	Dave Rudnitsky	Dave Rudnitsky
Darryl Bond
*	Mr. Shin was not among the Company’s named executive officers for the fiscal year ended January 31 2022; however his compensation is reportable in the Summary Compensation Table pursuant to SEC regulations.

(6)	This figure is the average of compensation actually paid for our named executive officers other than our PEO in each listed year. Compensation actually paid does not mean that these named executive officers were actually paid those amounts in the listed year, but this is a dollar amount derived from the starting point of Summary Compensation Table total compensation under the methodology prescribed under the SEC’s rules as shown in the table below, with the indicated figures showing an average of such figure for all named executive officers other than our PEO in each listed year.

	2021	2022	2023
Summary Compensation Table Total(a)	$2,171,552	$3,102,688	$2,485,357
Subtract Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year(b)	$(1,541,500)	$(2,360,450)	$(1,714,416)
Add Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year(c)	$1,592,106	$1,053,000	$1,357,422
Adjust for Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years(c)	$194,153	$(1,341,303)	$(95,414)
Adjust for Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year(c)	$89,606	$292,797	$330,629
Adjust for Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year(c)	$(44,251)	$(431,816)	$(262,463)
Subtract Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year(c)	$(1,405,205)	—	$(482,810)
Add Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	—	—	—
Compensation Actually Paid	$1,056,461	$314,916	$1,618,305

(a)	We have not reported any amounts in our Summary Compensation Table with respect to “Change in Pension and Nonqualified Deferred Compensation” and, accordingly, the adjustments with respect to such items prescribed by the pay-versus-performance rules are not relevant to our analysis and no adjustments have been made. For 2023, to avoid duplicative inclusion of compensation amounts, the amount reported in this row excludes the value of equity acceleration in connection with terminations of employment.
(b)	The amounts reflect the aggregate grant-date fair value reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year. In addition, equity acceleration included in the “All Other Compensation” column in the Summary Compensation Table has been reflected in this amount for the applicable year.
(c)	In accordance with the requirements of Item 402(v) of Regulation S-K, the fair values of unvested and outstanding equity awards to our named executive officers were re-measured as of the end of each fiscal year, and as of each vesting date, during the years displayed in the table above. We approached the determination of fair value in the same way as we historically have determined fair value and fair values as of each measurement date were determined using valuation assumptions and methodologies (including expected term, volatility, and risk-free interest rates) that are generally consistent with those used to estimate fair value at the grant date under U.S. GAAP. See “Stock-based Compensation Expense” in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for additional details.

(7)	Total shareholder return is calculated by assuming that a $100 investment was made on the day prior to the first fiscal year reported above and reinvesting all dividends until the last day of each reported fiscal year.
(8)	The peer group used is the NASDAQ Computer Index, as used in the company's performance graph in our Annual Report on Form 10-K. Total shareholder return is calculated by assuming that a $100 investment was made on the day prior to the first fiscal year reported above until the last day of each reported fiscal year.
(9)	The dollar amounts reported are the Company's net (loss)/income reflected in the Company’s audited financial statements.
(10)	In the Company's assessment, revenue in accordance with U.S. GAAP is the financial performance measure that is the most important financial performance measure (other than total shareholder return and net (loss)/income) used by the company in fiscal year 2023 to link compensation actually paid to performance.

Tabular List of Performance Measures

The list below includes the two financial performance measures that in our assessment represent the most important financial performance measures used to link compensation actually paid to our named executive officers, for fiscal year 2023, to company performance. These are the only two performance measures included in the below list because our named executive officers’ compensation is only linked to these financial performance measures.

Tabular List
Revenue
Non-GAAP Net Loss(a)

(a)	See Appendix A for a discussion of Non-GAAP Net Loss.

Description of Relationships Between Compensation Actually Paid and Performance

In accordance with the requirements of Item 402(v) of Regulation S-K, we are providing the following charts to describe the relationships between information presented in the Pay Versus Performance table.

Compensation Actually Paid Versus TSR

Compensation Actually Paid Versus Net (Loss)/Income

Compensation Actually Paid Versus Revenue

BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2023 for:

●	each beneficial owner of 5% or more of the outstanding shares of our common stock;

●	each of our directors;

●	each of our named executive officers; and

●	all directors and executive officers as a group.

This table is based on information provided to us or filed with the SEC by our directors, named executive officers and principal stockholders. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of March 31, 2023 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 124,292,193 shares of common stock outstanding as of March 31, 2023.

To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is c/o Yext, Inc. 61 Ninth Avenue, New York, New York 10011.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Outstanding
Directors and Named Executive Officers:
Michael Walrath(1)	3,464,274	2.8%
Darryl Bond(2)	264,352	*
Marc Ferrentino(3)	851,163	*
Ho Shin(4)	295,309	*
Howard Lerman(5)	1,600,000	1.3%
Brian Distelburger(6)	3,584,116	2.9%
Steven Cakebread	—	—
David Rudnitsky(7)	247,812	*
Shane Battier(8)	29,201	*
Jesse Lipson(9)	355,254	*
Julie Richardson(10)	246,409	*
Andrew Sheehan(11)	1,805,201	1.5%
Evan Skorpen(12)	4,360	*
Hillary Smith(13)	26,381	*
Seth Waugh(14)	36,846	*
Tamar Yehoshua	77,258	*
All executive officers and directors (12 persons)(5)(6)(7)	7,456,008	5.9%
Five Percent Stockholders:
Entities and individuals affiliated with Lead Edge Capital(15)	11,474,281	9.2%
Entities and individuals affiliated with The Vanguard Group(16)	14,958,308	8.2%
Entities and individuals affiliated with BlackRock, Inc.(17)	10,234,687	12.0%

*	Represents beneficial ownership of less than 1%.
(1)	Includes (a) 2,034,769 shares held by a limited liability company over which Mr. Walrath has sole voting and dispositive control and (b) 64,987 shares held by trusts of which Mr. Walrath's spouse is the trustee and/or the beneficiaries are certain family members of Mr. Walrath as of March 31, 2023.
(2)	Includes 83,000 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2023.
(3)	Includes 560,000 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2023.

(4)	Includes 192,587 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2023.
(5)	The number of shares is an approximation provided by Mr. Lerman. Mr. Lerman was not an executive officer of the company as of March 31, 2023, and shares beneficially owned by Mr. Lerman are excluded from the total shares held by all executive officers and directors.
(6)	Includes 500,000 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2023. Mr. Distelburger was not an executive officer of the company as of March 31, 2023, and shares beneficially owned by Mr. Distelburger are excluded from the total shares held by all executive officers and directors
(7)	Mr. Rudnitsky was not an executive officer of the company as of March 31, 2023, and shares beneficially owned by Mr. Rudnitsky are excluded from the total shares held by all executive officers and directors.
(8)	Includes 16,500 shares held by a trust of which Mr. Battier is trustee as of March 31, 2023 and 5,450 shares of restricted stock.
(9)	Includes 21,834 deferred stock units.
(10)	Includes (a) 150,000 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2023, (b) 15,000 shares held by trusts of which Ms. Richardson is the trustee as of March 31, 2023 and (c) 44,311 deferred stock units.
(11)	Includes (a) 1,000,000 shares held by Tippet Venture Partners II, L.P., a limited partnership of which Mr. Sheehan is the managing director of its general partner, (b) 447,048 shares held by Tippet Venture Partners, L.P., a limited partnership of which Mr. Sheehan is the managing director of its general partner and (c) 306,744 shares held by a trust of which Mr. Sheehan is a trustee. The address of these beneficial owners is 755 Page Mill Road, Suite A-200, Palo Alto, California 94304-1005.
(12)	Consists of 4,360 shares of restricted stock.
(13)	Includes 3,500 shares held by a trust of which Ms. Smith is trustee as of March 31, 2022.
(14)	Includes 4,360 shares of restricted stock.
(15)	Based on a Schedule 13D filed with the SEC on October 4, 2022, funds managed by Lead Edge Capital Management, LLC (“Lead Edge Capital”), may be deemed to beneficially own and have the sol power to vote or direct the vote of 11,474,281 shares and the sole power to dispose or to direct the disposition of 11,474,281 shares. The address for these beneficial owners is 96 Spring Street, 5th Floor, New York, NY 10012.
(16)	Based on a Schedule 13G/A filed with the SEC on February 9, 2023, The Vanguard Group and certain of its subsidiaries may be deemed to beneficially own and have the shared power to vote or direct the vote of 187,190 shares, the sole power to dispose or to direct the disposition of 14,674,919 shares and the shared power to dispose or to direct the disposition of 283,389 shares. The address for these beneficial owners is 100 Vanguard Blvd., Malvern, PA 19355.
(17)	Based on a Schedule 13G/A filed with the SEC on February 9, 2023, BlackRock, Inc. and certain of its subsidiaries may be deemed to beneficially own and have the sole power to vote or direct the vote of 9,756,184 shares and the sole power to dispose or to direct the disposition of 10,234,687 shares. The address for these beneficial owners is 55 East 52nd Street New York, NY 10055.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policies and Procedures for Transactions with Related Persons

Our Board of Directors has adopted a written related party transaction policy setting forth the policies and procedures for the review, approval and ratification of related person transactions. A related person transaction refers to any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, or any proposed transaction, arrangement or relationship, in which we (including any of our subsidiaries) are a participant and in which any related person has, had or will have a direct or indirect material interest and the aggregate amount involved exceeds $120,000, subject to the exceptions set forth in Item 404 of Regulation S-K under the Securities Act of 1933, as amended. A related person refers to our directors, director nominees and executive officers, any person or entity known by us to be the beneficial owner of more than 5% of any class of our voting securities, or any immediate family member of any of the foregoing.

Related person transactions are reviewed, approved and ratified by the audit committee of our Board of Directors. The audit committee of our Board of Directors will be provided with the details of each related person transaction (or proposed related person transaction), including the terms of the transaction, the business purpose of the transaction and the benefits to us and to the relevant related person. In the event our management determines that it is impractical or undesirable to wait until a meeting of the audit committee to consummate a related person transaction, the chairman of the audit committee may approve such transaction. Any such approval must be reported to the audit committee at its next regularly scheduled meeting.

In determining whether to approve or ratify a related person transaction, the audit committee (or the chairman of the audit committee, if applicable) will consider, among other factors, the following factors to the extent relevant to the related person transaction: whether the terms of the related person transaction are fair to our company and on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; the extent of the related person’s interest in the transaction; whether there are business reasons for us to enter into the related person transaction; whether the related person transaction would impair the independence of an outside director; and whether the related person transaction would present an improper conflict of interest for any of our directors or executive officers, taking into account the size of the transaction, the overall financial position of the director, executive officer or related person, the direct or indirect nature of the director’s, executive officer’s or related person’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the audit committee deems relevant. After considering all such facts, circumstances and factors, our audit committee determines whether approval or ratification of the related person transaction is in our best interests. Any member of the audit committee who has an interest in the transaction under discussion will abstain from voting on the approval of the related person transaction. The audit committee shall update the Board of Directors with respect to any related person transactions as part of its regular updates to the Board of Directors regarding audit committee activities.

If a related person transaction is of the type that will be ongoing, the audit committee may establish guidelines for us to follow in our ongoing dealings with the related person, and the audit committee shall review and assess such ongoing relationships. A related person transaction entered into without pre-approval of the audit committee shall not be deemed to violate our related person transaction policy, or be invalid or unenforceable, so long as the transaction is brought to the audit committee as promptly as reasonably practical after it is entered into or after it becomes reasonably apparent that the transaction is covered by the policy, and the transaction is ratified by the audit committee.

Transactions and Relationships with Directors, Officers and 5% Stockholders

The following is a summary of related person transactions since February 1, 2022 to which we have been a participant and in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than five percent of our capital stock, or any members of their immediate family, had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive Compensation” and “Directors and Corporate Governance—Compensation of Non-Employee Directors.”

Cooperation Agreement

On September 30, 2022, the Company entered into a cooperation agreement (the “Cooperation Agreement”) with Lead Edge Public Fund, LP, Lead Edge Capital VI, LP, and Lead Edge Capital V, LP (collectively “Lead Edge”). Entities affiliated with Lead Edge are greater than 5% stockholders of the Company.

Pursuant to the Cooperation Agreement, the Company agreed to appoint Evan Skorpen to the Board of Directors as a Class I director with a term expiring at the Company’s 2024 annual meeting of stockholders.

The Cooperation Agreement also provides for certain “standstill” provisions that restricts Lead Edge and its affiliates from, among other things, acquiring any securities of the Company that would result in Lead Edge and its affiliates having beneficial ownership of more than 15% of the Company’s voting securities. The standstill provisions expire on the earlier of (i) the date on which Company next elects a slate of Class I directors or (ii) the two-year anniversary of the date of the Cooperation Agreement. The Cooperation Agreement also requires Mr. Skorpen to tender resignation from the Board of Directors if Lead Edge and its affiliates have beneficial ownership of less than 7% of the Company’s voting securities.

Indemnification of Officers and Directors

Our certificate of incorporation and bylaws limit the liability of our directors and officers to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

●	any breach of their duty of loyalty to the corporation or its stockholders;

●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

●	any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation and our bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Any repeal of or modification to our certificate of incorporation and our bylaws may not adversely affect any right or protection of a director or officer for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal. Our bylaws also provide that we shall advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us.

We have entered into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation and bylaws. These agreements, among other things, provide that we will indemnify our directors and executive officers for certain expenses, including attorney’s fees, judgments, fines, penalties and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of such person’s services as one of our directors or executive officers, or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. We also maintain customary directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions contained in our certificate of incorporation and our bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. There is no pending litigation or proceeding involving one of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

PROPOSALS REQUIRING YOUR VOTE

ITEM 1 — Election of Class III Directors

Number of Directors; Board Structure

Our directors are divided into three classes serving staggered three year terms. Upon expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three year term at the annual meeting of stockholders in the year in which their term expires.

The terms of the Class III directors, Andrew Sheehan, Jesse Lipson and Tamar Yehoshua expire at the Annual Meeting. Brian Distelburger and Julie Richardson are Class I directors and will serve until our annual meeting of stockholders in 2024. Hillary Smith, Michael Walrath and Seth Waugh are Class II directors and will serve until our annual meeting of stockholders in 2025.

Nominees

As recommended by the nominating and corporate governance committee, the Board has nominated each of Messrs. Sheehan and Lipson and Ms. Yehoshua for election as a Class III director. For information concerning the nominees, please see “Directors and Corporate Governance—Board Composition”.

The Class III directors elected at this Annual Meeting will continue in office until our Annual Meeting of Stockholders in 2026 and until the director’s successor has been duly elected and qualified, or until the earlier of the director’s death, resignation or retirement. The proxy holders named on the proxy card intend to vote the proxy (if you are a stockholder of record) for the election of Ms. Yehoshua and Messrs. Sheehan and Lipson, unless you indicate on the proxy card that your vote should be cast against him or her.

Each of the Class III directors has consented to be named as a nominee in this proxy statement and to serve if elected. If the nominee is not able to serve, proxies may be voted for a substitute nominee, unless the Board chooses to reduce the number of directors serving on the Board.

Required Vote

The election of the three nominees as Class III directors requires a plurality of the voting power of the shares present or represented by proxy at the Annual Meeting and entitled to vote thereon. “Plurality” means that the three nominees for Class III director who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “withhold” for the nominee for election as a director.

Recommendation of our Board

The Board of Directors unanimously recommends a vote FOR the election of each of Andrew Sheehan, Jesse Lipson and Tamar Yehoshua as a Class III director.

ITEM 2 — Ratification of Independent Registered Public Accounting Firm

The audit committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending January 31, 2024. Ernst & Young LLP has served as Yext’s auditors since 2014.

We are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, we are submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice and because we value our stockholders’ views on the Company’s independent registered public accounting firm. In the event that our stockholders fail to ratify the selection, the audit committee will review its future selection of independent auditors. Even if this selection is ratified, pursuant to the Sarbanes-Oxley Act of 2002, the audit committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm and may determine to change the firm selected at such time and based on such factors as it determines to be appropriate.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to answer appropriate questions. They also will have the opportunity to make a statement if they desire to do so.

Required Vote

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2024 requires the approval of a majority of the voting power of the shares present or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions are considered shares present and entitled to vote, and thus, will have the same effect as votes “against” the proposal. Broker non-votes are not expected to result from this proposal.

Recommendation of our Board

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2024.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements and internal control over financial reporting for the fiscal years ended January 31, 2022 and 2023 and fees billed for audit-related, tax, and other services rendered by Ernst & Young LLP during those periods. All of these fees were approved by the audit committee.

	2022	2023
Audit fees(1)	$2,179,921	$2,075,000
Audit-related fees(2)	10,000	60,000
Tax fees(3)	148,000	134,021
All other fees	—	—
Total fees	$2,337,921	$2,269,021

(1)	Audit fees consisted principally of work performed in connection with the audit of our consolidated financial statements included in our periodic filings and registration statements, review of our quarterly financial statements and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years.
(2)	Audit-related fees consisted principally of services rendered in connection with service organization control examinations.
(3)	Tax fees consisted principally of compliance and tax consulting services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Pursuant to the audit committee charter and policy, the audit committee pre-approves an annual program of work for audit services and permissible non-audit services. The audit committee may also consider and specifically approve significant non-audit services. As part of its review, the audit committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board.

Audit Committee Report

The audit committee is a committee of the board of directors comprised solely of independent directors as required by the NYSE listing standards and rules and regulations of the SEC. The audit committee operates under a written charter approved by our board of directors, which is available on the Investor Relations section of the Company’s website at investors.yext.com. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.

With respect to Yext’s financial reporting process, Yext’s management is responsible for (1) establishing and maintaining internal controls and (2) preparing Yext’s consolidated financial statements. Yext’s independent registered public accounting firm, Ernst & Young LLP, or Ernst & Young, is responsible for performing an independent audit of Yext’s consolidated financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States), or PCAOB, and to issue a report thereon. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare Yext’s financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:

●	reviewed and discussed the audited financial statements for fiscal year 2023 with management of Yext;
●	discussed with Ernst & Young, Yext’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the PCAOB;
●	received the written disclosures and the letters from Ernst & Young, as required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with Ernst & Young, that firm’s independence.

Based on the audit committee’s review of the audited financial statements and the various discussions with management and Ernst & Young, the audit committee recommended to the board of directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended January 31, 2023 for filing with the SEC.

The Audit Committee

Julie Richardson (Chair)

Andrew Sheehan

Hillary Smith

This report of the audit committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by Yext under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, except to the extent Yext specifically requests that the information be treated as “soliciting material” or specifically incorporates it by reference.

ITEM 3 — Advisory Vote to Approve the Compensation of our Named Executive Officers

Section 14A of the Exchange Act requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, not less frequently than once every three years, the compensation of our named executive officers as disclosed in the section “Compensation Discussion and Analysis,” the compensation tables and the related narratives appearing in this proxy statement. The vote on this resolution is not intended to address any specific element of compensation, but rather the overall compensation of our named executive officers and the design and effectiveness of our executive compensation program.

As described under “Compensation Discussion and Analysis,” to attract and retain qualified executive candidates, our compensation committee seeks to develop competitive compensation packages while rewarding named executive officers for performance. At the same time, our compensation committee is sensitive to the need to integrate named executive officers into our executive compensation structure, balancing both market competitive and internal equity considerations. In addition, we believe compensation should also serve to align the interests of named executive officers with the interests of shareholders in maximizing shareholder value. Stockholders are urged to read the section titled “Compensation Discussion and Analysis,” the compensation tables in the section titled “Executive Compensation” and the related narrative disclosures. Our Board of Directors and our compensation committee believe that these policies and practices are effective in implementing our compensation philosophy and in achieving our compensation program goals.

Accordingly, we are asking our stockholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the stockholders of Yext, Inc. hereby approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2023 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the SEC, including in the Compensation Discussion and Analysis, the compensation tables and the narrative discussions that accompany the compensation tables.

Required Vote

The approval, on an advisory basis, of the compensation of our named executive officers as set forth in this proxy statement requires the “FOR” vote of a majority of the voting power of the shares present or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions are considered shares present and entitled to vote, and thus, will have the same effect as votes “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal. Because this vote is advisory only, it will not be binding on our Board or us. However, our Board or our compensation committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Recommendation of our Board

The Board of Directors unanimously recommends a vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement.

TRANSACTION OF OTHER BUSINESS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS OF STOCKHOLDERS

Under the rules of the SEC, if a stockholder would like us to include a proposal in our proxy statement and form of proxy for presentation at our 2024 Annual Meeting of Stockholders, all applicable requirements for Rule 14a-8 under the Exchange Act must be satisfied and the proposal must be received by us at our principal executive offices at 61 Ninth Avenue, New York, New York 10011, to the attention of the Corporate Secretary, no later than December 30, 2023.

Alternatively, under our bylaws, if a stockholder would like to propose a matter for presentation at the 2023 Annual Meeting of Stockholders rather than for inclusion in the proxy materials, or would like to nominate a person as a candidate for election to the Board of Directors at the 2023 Annual Meeting of Stockholders, the stockholder must follow certain procedures contained in our bylaws. Stockholders may request a free copy of our bylaws from:

Yext, Inc.
Attn: Corporate Secretary
61 Ninth Avenue
New York, New York 10011

Under the bylaws, notice of a nomination or other business must be delivered to the Corporate Secretary no later than the close of business on March 15, 2024 and no earlier than the close of business on February 14, 2024. If the date of our 2024 Annual Meeting of Stockholders is advanced more than 30 days prior to, or delayed by more than 60 days after, the anniversary of the date of the 2023 Annual Meeting of Stockholders, notice must be received by the Corporate Secretary not earlier than the close of business on the 120th day prior to the 2024 Annual Meeting of Stockholders nor later than the close of business on the later of (i) the 90th day prior to the 2024 Annual Meeting of Stockholders or (ii) the 10th day following the day on which public announcement of the date of the 2024 Annual Meeting of Stockholders is first made. Nominations and the proposal of other business also must satisfy other requirements set forth in the bylaws. The chairman of the meeting may refuse to acknowledge the introduction of any stockholder proposal or nomination not made in compliance with the foregoing procedures.

If a stockholder fails to comply with the forgoing deadlines established under the bylaws, the Company will have discretionary authority to vote shares under proxies we solicit when and if the nomination or other business is raised at the Annual Meeting of Stockholders and, to the extent permitted by law, on any other business that may properly come before the Annual Meeting and any adjournments or postponements.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single annual report, proxy statement and Notice of Internet Availability to those stockholders. This process, which is commonly referred to as “householding,” potentially provides convenience for stockholders and cost savings for companies. Although we do not household for registered stockholders, a number of brokerage firms have instituted householding for shares held in street name, delivering a single set of proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that the broker will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, now or in the future, you no longer wish to participate in householding and would prefer to receive a separate annual report, proxy statement and Notice of Internet Availability, please notify us by sending a written request to 61 Ninth Avenue, New York, New York 10011, Attention: Corporate Secretary, and we will promptly deliver a separate copy of our annual report and proxy statement. If you are receiving multiple copies of the annual report and proxy statement and wish to receive only one, please notify your broker.

APPENDIX A

In this proxy statement, we disclose non-GAAP net loss, which is a financial measure that is not calculated in accordance with GAAP as it has been adjusted to exclude the effects of stock-based compensation expenses. We believe non-GAAP net loss provides investors and other users of our financial information consistency and comparability with our past financial performance and facilitates period-to-period comparisons of our results of operations. We also believe non-GAAP net loss is useful in evaluating our operating performance compared to that of other companies in our industry, as it eliminates the effects of stock-based compensation, which may vary for reasons unrelated to overall operating performance.

We use non-GAAP net loss in conjunction with traditional GAAP net loss as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts and to evaluate the effectiveness of our business strategies. Our definition may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish this or similar metrics. Thus, our non-GAAP net loss should be considered in addition to, not as a substitute for, nor superior to or in isolation from, measures prepared in accordance with GAAP.

Non-GAAP net loss may be limited in its usefulness because it does not present the full economic effect of our use of stock-based compensation. We compensate for these limitations by providing a reconciliation of non-GAAP net loss to the most closely related GAAP financial measure. We encourage investors and others to review our financial information in its entirety, not to rely on any single financial measure and to view non-GAAP net loss in conjunction with GAAP net loss.

The following table provides a reconciliation of GAAP net loss to non-GAAP net loss:

(in thousands)	Fiscal year ended January 31, 2023
Net loss	$(65,938)
Stock-based compensation expense	63,078
Non-GAAP net loss	$(2,860)

 THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date SCAN TO VIEW MATERIALS & VOTE To withhold authority to vote for any individual nominee(s), mark For All Except and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0000609085_1 R1.0.0.6 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Class III Directors Nominees 01) Andrew Sheehan 02) Jesse Lipson 03) Tamar Yehoshua YEXT, INC. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC. P.O. BOX 1342 BRENTWOOD, NY 11717 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/12/2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/YEXT2023 You may attend the meeting via the Internet and vote during the meeting. Have the control number that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/12/2023. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. Ratify the appointment of Ernst & Young LLP as Yext, Inc.'s independent registered public accounting firm for the fiscal year ending January 31, 2024. 3. Approve, on an advisory basis, the compensation of Yext, Inc.'s named executive officers. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

 0000609085_2 R1.0.0.6 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on 10K are available at www.proxyvote.com YEXT, INC. Annual Meeting of Shareholders June 13, 2023 8:30 AM Eastern Time This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Michael Walrath, Darryl Bond and Ho Shin, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of YEXT, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held virtually at 8:30 AM, ET on June 13, 2023, at www.virtualshareholdermeeting.com/YEXT2023 and any adjournment or postponement thereof, and with discretionary authority over such other matters as may be properly presented at the meeting. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side